Exhibit 10.36

INTERNATIONAL OPERATING AGREEMENT

Geoglobal Resources (India) Inc.            (1)

Adira Geo Global Ltd.                            (2)

Adira Oil Technologies Ltd.                   (3)

Brownstone Venture Inc.                        (4)

Pinetree Capital Ltd.                               (5)

OPERATING AGREEMENT COVERING:

License No. “Samuel”/388

Offshore Israel

Exhibit 10.36

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS
1.1           Accounting Procedure
1.2           AFE
1.3           Affiliate
1.4           Agreed Interest Rate
1.5           Agreement
1.6           Appraisal Well
1.7           Business Day
1.8           Calendar Quarter
1.9           Calendar Year
1.10           Commercial Discovery
1.11           Completion
1.12           Consenting Party
1.13           Consequential Loss
1.14           Contract
1.15           Contract Area
1.16           Control
1.17           Crude Oil
1.18           Day
1.19           Deepening
1.20           Development Plan
1.21           Development Well
1.22           Discovery
1.23           Dispute
1.24           Entitlement
1.25           Environmental Loss
1.26           Exclusive Operation
1.27           Exclusive Well
1.28           Exploitation Area
1.29           Exploitation Period
1.30           Exploration Period
1.31           Exploration Well
1.32           G & G Data
1.33           Government
1.34           Gross Negligence / Willful Misconduct
1.35           Hydrocarbons
1.36           Joint Account
1.37           Joint Operations
1.38           Joint Property
1.39           Laws / Regulations
1.40           Natural Gas
1.41           Non-Consenting Party
1.42           Non-Operator
1.43           Operating Committee
1.44           Operator
1.45           Participating Interest
1.46           Plugging Back
1.47           Recompletion
1.48           Reworking
1.49           Security
1.50           Sidetracking
1.51           Testing
1.52           Urgent Operational Matters
1.53           Work Program and Budget
1.54           Zone

ARTICLE 2. EFFECTIVE DATE AND TERM

ARTICLE 3. SCOPE
3.1           Scope
3.2           Participating Interest
3.3           Ownership, Obligations and Liabilities

ARTICLE 4. OPERATOR
4.1           Designation of Operator; Management Fee
4.2           Rights and Duties of Operator
4.3           Operator Personnel
4.4           Information Supplied by Operator
4.5           Settlement of Claims and Lawsuits
4.6           Limitation on Liability of Operator
4.7           Insurance Obtained by Operator
4.8           Commingling of Funds
4.9           Resignation of Operator
4.10           Removal of Operator
4.11           Appointment of Successor
4.12           Health, Safety and Environment (“HSE”)

ARTICLE 5. OPERATING COMMITTEE
5.1           Establishment of Operating Committee
5.2           Powers and Duties of Operating Committee
5.3           Authority to Vote
5.4           Subcommittees
5.5           Notice of Meeting
5.6           Contents of Meeting Notice
5.7           Location of Meetings
5.8           Operator’s Duties for Meetings
5.9           Voting Procedure
5.10           Record of Votes
5.11           Minutes
5.12           Voting by Notice
5.13           Effect of Vote

ARTICLE 6. WORK PROGRAMS AND BUDGETS
6.1           Exploration and Appraisal
6.2           Development
6.3           Production
6.4           Itemization of Expenditures
6.5           Multi-Year Work Program and Budget
6.6           Contract Awards
6.7           Authorization for Expenditure (“AFE”) Procedure
6.8           Overexpenditures of Work Programs and Budgets

ARTICLE 7. OPERATIONS BY LESS THAN ALL PARTIES
7.1           Limitation on Applicability
7.2           Procedure to Propose Exclusive Operations
7.3           Responsibility for Exclusive Operations
7.4           Consequences of Exclusive Operations
7.5           Order of Preference of Operations
7.6           Stand-By Costs
7.7           Special Considerations Regarding Deepening and Sidetracking
7.8           Use of Property
7.9           Lost Production During Tie-In of Exclusive Operation Facilities
7.10         Conduct of Exclusive Operations

ARTICLE 8. DEFAULT
8.1           Default and Notice
8.2           Operating Committee Meetings and Data
8.3           Allocation of Defaulted Accounts
8.4           Remedies
8.5           Survival
8.6           No Right of Set Off

ARTICLE 9. DISPOSITION OF PRODUCTION
9.1           No Right or Obligation to Take in Kind
9.2           Disposition of Crude Oil
9.3           Disposition of Natural Gas

ARTICLE 10. ABANDONMENT
10.1           Abandonment of Wells Drilled as Joint Operations
10.2           Abandonment of Exclusive Operations
10.3           Abandonment Security

ARTICLE 11. SURRENDER, EXTENSIONS AND RENEWALS
11.1           Surrender
11.2           Extension of the Term

ARTICLE 12. TRANSFER OF INTEREST OR RIGHTS
12.1           Obligations
12.2           Transfer
12.3           Change in Control

ARTICLE 13. WITHDRAWAL FROM AGREEMENT
13.1           Right of Withdrawal
13.2           Partial or Complete Withdrawal
13.3           Rights of a Withdrawing Party
13.4           Obligations and Liabilities of a Withdrawing Party
13.5           Emergency
13.6           Assignment
13.7           Approvals
13.8           Security
13.9           Withdrawal or Abandonment by All Parties

ARTICLE 14. RELATIONSHIP OF PARTIES AND TAX
14.1           Relationship of Parties
14.2           Royalty
14.3           Tax
14.4           United States Tax Election

ARTICLE 15. VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY
15.1           Venture Information
15.2           Confidentiality
15.3           Intellectual Property
15.4           Continuing Obligations
15.5           Trades

ARTICLE 16. FORCE MAJEURE
16.1           Obligations
16.2           Definition of Force Majeure

ARTICLE 17. NOTICES

ARTICLE 18. APPLICABLE LAW - DISPUTE RESOLUTION
18.1           Applicable Law
18.2           Dispute Resolution

ARTICLE 19. GENERAL PROVISIONS
19.1           Conduct of the Parties
19.2           Conflicts of Interest
19.3           Public Announcements
19.4           Successors and Assigns
19.5           Waiver
19.6           No Third Party Beneficiaries
19.7           Joint Preparation
19.8           Severance of Invalid Provisions
19.9           Modifications
19.10           Interpretation
19.11           Counterpart Execution
19.12           Entirety

OPERATING AGREEMENT

THIS AGREEMENT is made as of the ____ day of February, 2011 (the “Effective Date”) among Geoglobal Resources (India) Inc., a company existing pursuant to the laws of Barbados (“GGR”); Adira Geoglobal Ltd, an Israeli limited company (“Adira Geo”); Adira Oil Technologies Ltd., an Israeli limited company (“AOT”); Brownstone Venture Inc., a _____________ corporation (“Brownstone”); and Pintetree Capital Ltd., a ________________ limited company (“Pinetree”). The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Parties have certain rights granted to them under that certain License 388/ "Samuel" dated August 1, 2010 by the Petroleum and Mining Commissioner by virtue of his authority under Section 16 of the Israel Petroleum Law, 5712-1952 and covering certain areas located offshore of Israel (the "Contract"); and

WHEREAS, the Parties desire to define their respective rights and obligations with respect to their Participating Interests, as defined herein, and operations under the Contract;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

1.1	Accounting Procedure

means the rules, provisions and conditions contained in Exhibit A.

1.2	AFE

means an authorization for expenditure pursuant to Article 6.7.

1.3	Affiliate

 means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party.  For the avoidance of doubt, no Party to this Agreement shall be deemed to be an Affiliate of any other Party, absent amendment of this provision.

1.4	Agreed Interest Rate

 means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus three (3) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month.  If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.5	Agreement

means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by all the Parties hereto.

1.6	Appraisal Well

 means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to appraise the extent or the volume of Hydrocarbon reserves contained in an existing Discovery.

1.7	Business Day

means a Day on which the banks in Tel Aviv, Toronto and New York are all customarily open for business.

1.8	Calendar Quarter

 means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31, all in accordance with the Gregorian Calendar.

1.9	Calendar Year

means a period of twelve (12) months commencing with January 1 and ending on the following December 31 in accordance with the Gregorian Calendar.

1.10	Commercial Discovery

means any Discovery that is sufficient to entitle the Parties to apply for authorization from the Government to commence exploitation.

1.11	Completion

 means an operation intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation.  “Complete” and other derivatives shall be construed accordingly.

1.12	Consenting Party

means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

1.13	Consequential Loss

 means any loss, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income; (iv) punitive damages; or (v) other indirect damages or losses whether or not similar to the foregoing.

1.14	Contract

means the instrument identified in the recitals to this Agreement and any extension, renewal or amendment thereto, including any lease granted after a Discovery in the Contract Area.

1.15	Contract Area

 means as of the Effective Date the area that is described in Exhibit B.  The perimeter or perimeters of the Contract Area shall correspond to that area covered by the Contract, as such area may vary from time to time during the term of validity of the Contract.

1.16	Control

means the ownership directly or indirectly of more than fifty (50) percent of the voting rights in a legal entity. “Controls”, “Controlled by” and other derivatives shall be construed accordingly.

1.17	Crude Oil

means all crude oils, condensates, and natural gas liquids at atmospheric pressure which are subject to and covered by the Contract.

1.18	Day

means a calendar day unless otherwise specifically provided.

1.19	Deepening

 means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE (if required), whichever is the deeper.  “Deepen” and other derivatives shall be construed accordingly.

1.20	Development Plan

means a plan for the development of Hydrocarbons from an Exploitation Area.

1.21	Development Well

means any well drilled for the production of Hydrocarbons pursuant to a Development Plan.

1.22	Discovery

 means the discovery of an accumulation of Hydrocarbons whose existence until that moment was unproven by drilling and the commercial value of which is unknown. The Operator shall determine the economic and geological parameters applicable to any determination as to the existence or absence of a Discovery, and the extent thereof.

1.23	Dispute

 means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.

1.24	Entitlement

 means that quantity of Hydrocarbons (excluding all quantities used or lost in Joint Operations) of which a Party has the right and obligation to take delivery pursuant to the terms of this Agreement and the Contract, as such rights and obligations may be adjusted by the terms of any lifting, balancing and other disposition agreements entered into pursuant to Article 9.

1.25	Environmental Loss

 means any loss, damages, costs, expenses or liabilities (other than Consequential Loss) caused by a discharge of Hydrocarbons, pollutants or other contaminants into or onto any medium (such as land, surface water, ground water and/or air) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any of the following: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties or other assessments.

1.26	Exclusive Operation

means those operations and activities carried out pursuant to this Agreement, the costs of which are chargeable to the account of less than all the Parties hereto.

1.27	Exclusive Well

means a well drilled pursuant to an Exclusive Operation.

1.28	Exploitation Area

 means that part of the Contract Area which is established for development of a Commercial Discovery pursuant to the Contract or, if the Contract does not establish an exploitation area, then that part of the Contract Area which is delineated as the exploitation area in a Development Plan approved as a Joint Operation or as an Exclusive Operation.

1.29	Exploitation Period

means any and all periods of exploitation during which the production and removal of Hydrocarbons is permitted under the Contract.

1.30	Exploration Period

means any and all periods of exploration set out in the Contract.

1.31	Exploration Well

means any well the purpose of which at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons, which accumulation was at that time unproven by drilling.

1.32	G & G Data

means only geological, geophysical and geochemical data and other similar information that is not obtained through a well bore.

1.33	Government

means the government of Israel and any political subdivision, agency or instrumentality.

1.34	Gross Negligence / Willful Misconduct

 means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

1.35	Hydrocarbons

means all substances which are subject to and covered by the Contract, including Crude Oil and Natural Gas.

1.36	Joint Account

means the accounts maintained by Operator in accordance with the provisions of this Agreement, including the Accounting Procedure.

1.37	Joint Operations

means those operations and activities carried out by Operator pursuant to this Agreement, the costs of which are chargeable to all Parties.

1.38	Joint Property

means, at any point in time, all wells, facilities, equipment, materials, information, funds and property (other than Hydrocarbons) held for use in Joint Operations.

1.39	Laws / Regulations

means those laws, statutes, rules and regulations governing activities under the Contract.

1.40	Natural Gas

means all gaseous hydrocarbons (including wet gas, dry gas and residue gas) which are subject to and covered by the Contract, but excluding Crude Oil.

1.41	Non-Consenting Party

means each Party who elects not to participate in an Exclusive Operation.

1.42	Non-Operator

means each Party to this Agreement other than Operator.

1.43	Operating Committee

means the committee constituted in accordance with Article 5.

1.44	Operator

means a Party to this Agreement designated as such in accordance with Articles 4 or 7.10(F).

1.45	Participating Interest

 means as to any Party, the undivided interest of such Party (expressed as a percentage of the total interests of all Parties) in the rights and obligations derived from the Parties’ interest in the Contract and this Agreement.

1.46	Plugging Back

means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. “Plug Back” and other derivatives shall be construed accordingly.

1.47	Recompletion

 means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.  “Recomplete” and other derivatives shall be construed accordingly.

1.48	Reworking

 means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore.  Such operations include well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.  “Rework” and other derivatives shall be construed accordingly.

1.49	Security

 means (i) a guarantee or standby letter of credit issued by a bank; (ii) an on-demand bond issued by a surety corporation; (iii) a corporate guarantee; (iv) any financial security required by the Contract or this Agreement; and (v) any financial security agreed from time to time by the Parties; provided, however, that the bank, surety or corporation issuing the guarantee, standby letter of credit, bond or other security (as applicable) has a credit rating indicating it has a sufficient worth to pay its obligations in all reasonably foreseeable circumstances.

1.50	Sidetracking

 means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties.  “Sidetrack” and other derivatives shall be construed accordingly.

1.51	Testing

means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons. “Test” and other derivatives shall be construed accordingly.

1.52	Urgent Operational Matters

has the meaning ascribed to it in Article 5.12(A)(1).

1.53	Work Program and Budget

means a work program for Joint Operations and budget therefor as described and approved in accordance with Article 6.

1.54	Zone

means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

ARTICLE 2.

EFFECTIVE DATE AND TERM

This Agreement shall have effect from the Effective Date (as defined in the preamble to this Agreement) and shall continue in effect until the following occur in accordance with the terms of this Agreement: the Contract terminates; all materials, equipment and personal property used in connection with Joint Operations or Exclusive Operations have been disposed of or removed; and final settlement (including settlement in relation to any financial audit carried out pursuant to the Accounting Procedure) has been made.  Notwithstanding the preceding sentence: (i) Article 10 shall remain in effect until all abandonment obligations under the Contract have been satisfied; and (ii) Article 4.5, Article 8, Article 15.2, Article 18 and the indemnity obligation under Article 19.1 (A) shall remain in effect until all obligations have been extinguished and all Disputes have been resolved.  Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement which have vested, matured or accrued prior to such termination.

ARTICLE 3.

SCOPE

3.1	Scope

(A)
The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Contract, including the joint exploration, appraisal, development, production and disposition of Hydrocarbons from the Contract Area.

(B)
For greater certainty, the Parties confirm that, except to the extent expressly included in the Contract, the following activities are outside of the scope of this Agreement and are not addressed herein:

(1)	construction, operation, ownership, maintenance, repair and removal of facilities downstream from the delivery point (as determined under Article 9) of the Parties’ Entitlements;

(2)	transportation of the Parties’ Entitlements downstream from the delivery point (as determined under Article 9);

(3)	marketing and sales of Hydrocarbons, except as expressly provided in Article 7.10(E), Article 8.4 and Article 9;

(4)
acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than as a consequence of unitization with an adjoining contract area under the terms of the Contract); and

(5)	exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Contract Area.

3.2	Participating Interest

(A)	The Participating Interests of the Parties as of the Effective Date are noted in the table below:

Party	Participating Interest
GGR	30%
Adira Geo	30%
AOT	23.25%
Brownstone	6.75%
Pinetree	10%

(B)	If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement and the Contract, or if the Government consents to the Transfers contemplated in Section C. of that certain Cooperation Agreement between GGR and its Affiliate Geoglobal Resources Inc, and Adira Energy Ltd., the Participating Interests of the Parties shall be revised accordingly.

3.3	Ownership, Obligations and Liabilities

(A)
Unless otherwise provided in this Agreement, all the rights and interests in and under the Contract, all Joint Property, and any Hydrocarbons produced from the Contract Area shall, subject to the terms of the Contract, be owned by the Parties in accordance with their respective Participating Interests.

(B)
Unless otherwise provided in this Agreement, the obligations of the Parties under the Contract and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, in accordance with their respective Participating Interests.

(C)
Each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement.  A Party’s payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

ARTICLE 4.

OPERATOR

4.1	Designation of Operator; Management Fee

Adira Geo is designated as Operator and agrees to act as such in accordance with this Agreement. As the Operator, Adira Geo shall be entitled to a “Management Fee” equal to seven and one-half percent (7.5%) of the aggregate direct and indirect expenses incurred in respect of the management and implementation of exploration and production activity conducted by the Parties pursuant to this Agreement.  When calculating the charges of the Operator’s personnel, time-writing of personnel engaged in support of the joint venture shall not be required.  The charges shall be included in monthly billings.  Indirect costs represent the cost of general assistance and support services provided by Operator and its Affiliates.  These costs are such that it is not practical to identify or associate them with specific projects but are for services that provide the Joint Operations with needed and necessary resources which Operator requires and provide a real benefit to Joint Operations. Indirect charges are not subject to audit under the Accounting Procedures, other than to verify that the overhead percentages are applied correctly to the expenditure basis. The Management Fee will be billed to the Joint Account monthly in arrears.

4.2	Rights and Duties of Operator

(A)
Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions and duties of Operator under the Contract and shall have exclusive charge of and shall conduct all Joint Operations.  Operator may employ independent contractors and agents (which independent contractors and agents may include an Affiliate of Operator, a Non-Operator, or an Affiliate of a Non-Operator) in such Joint Operations. Where the Operator is comprised of two or more of the Parties hereto or a Party hereto and its Affilliate, the Operator shall be at liberty to contractually allocate the rights and obligations as Operator in this Agreement and in the Contract, as between themselves, based on their unanimous agreement regarding same.

(B)	In the conduct of Joint Operations Operator shall:

(1)	perform Joint Operations in accordance with the provisions of the Contract, the Laws / Regulations, this Agreement, and the decisions of the Operating Committee not in conflict with this Agreement;

(2)
conduct all Joint Operations in a diligent, safe and efficient manner in accordance with such good and prudent petroleum industry practices and field conservation principles as are generally followed by the international petroleum industry under similar circumstances;

(3)
exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices as are generally followed by the international petroleum industry under similar circumstances;

(4)
perform the duties for the Operating Committee set out in Article 5, and prepare and submit to the Operating Committee proposed Work Programs and Budgets and (if required) AFEs, as provided in Article 6;

(5)	acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Joint Operations;

(6)
upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times during normal business hours and at their own risk and expense reasonable access to the Joint Operations with the right to observe all Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(7)
undertake to maintain the Contract in full force and effect in accordance with such good and prudent petroleum industry practices as are generally followed by the international petroleum industry under similar circumstances.  Operator shall timely pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable endeavors to keep and maintain the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

(8)
pay to the Government for the Joint Account, within the periods and in the manner prescribed by the Contract and the Laws / Regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations but excluding any taxes measured by the incomes of the Parties;

(9)	carry out the obligations of Operator pursuant to the Contract and this Agreement, including preparing and furnishing such reports, records and information as may be required pursuant to the Contract and this Agreement;

(10)
have, in accordance with any decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations.  Operator shall notify the other Parties as soon as possible of such meetings.  Subject to the Contract and any necessary Government approvals, Non-Operators shall have the right to attend any meetings with the Government with respect to such matters, but only in the capacity of observers;

(11)	in accordance with Article 9.3, assess (to the extent lawful) alternatives for the disposition of Natural Gas from a Discovery;

(12)
in case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, report to Non-Operators the details of such event and any measures Operator has taken or plans to take in response thereto;

(13)	establish and implement pursuant to Article 4.12 an HSE plan to govern Joint Operations which is designed to ensure compliance with applicable HSE laws, rules and regulations and this Agreement;

(14)	include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

(a)	establish that such contractors can only enforce their contracts against Operator;

(b)
permit Operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such contractors; and

(c)	require such contractors to take insurance required by Article 4.7(E).

4.3	Operator Personnel

Operator shall engage or retain such employees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations.  Subject to the Contract and this Agreement, Operator shall determine the number of employees, contractors, consultants and agents, the selection of such persons, their hours of work, and the compensation to be paid to all such persons in connection with Joint Operations. For the avoidance of doubt, Operator may engage or retain Affiliates of Operator at market rates prevalent in the international petroleum industry for similar work in the Contract Area; provided that in each case Operator provides an explanation of why it elected to retain or engage an Affiliate, and includes reasonable support for Operator’s position that the rate paid to the Affiliate is a market rate prevalent in the international petroleum industry for similar work in the Contract Area.

4.4	Information Supplied by Operator

(A)	Operator shall provide Non-Operators with the following data and reports (to the extent to be charged to the Joint Account) as they are currently produced or compiled from Joint Operations:

(1)	copies of all logs or surveys, including in digitally recorded format if such exists;

(2)	daily drilling reports;

(3)	copies of all Tests and core data and analysis reports;

(4)	final well recap report;

(5)	copies of plugging reports;

(6)	copies of final geological and geophysical maps, seismic sections and shot point location maps;

(7)	engineering studies, development schedules and [quarterly/annual] progress reports on development projects;

(8)	field and well performance reports, including reservoir studies and reserve estimates;

(9)
as requested by a Non-Operator, (i) copies of all material reports relating to Joint Operations or the Contract Area furnished by Operator to the Government; and (ii) other material studies and reports relating to Joint Operations;

(10)
such additional information as a Non-Operator may reasonably request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator’s administrative and technical personnel.  Only Non-Operators who pay such costs will receive such additional information; and

(11)	other reasonable reports as directed by the Operating Committee.

(B)
Operator shall give Non-Operators access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Non-Operators in accordance with Article 4.4(A)) acquired in the conduct of Joint Operations, which a Non-Operator may reasonably request.  Any Non-Operator may make copies of such other data at its sole expense.

4.5	Settlement of Claims and Lawsuits

(A)
Operator shall promptly notify the Parties of any and all material claims or suits that relate in any way to Joint Operations.  Operator shall represent the Parties and defend or oppose the claim or suit.  Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of $250,000 U.S. dollars exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above-stated amount.  Without prejudice to the foregoing, each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

(B)
Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party that arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee.  Those costs, expenses and damages incurred pursuant to such defense or settlement which are attributable to Joint Operations shall be for the Joint Account.

(C)
Notwithstanding Article 4.5(A) and Article 4.5(B), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 4.5(A) and Article 4.5(B), at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6	Limitation on Liability of Operator

(A)
Neither Operator nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(B)
The Parties shall (in proportion to their Participating Interests) defend and indemnify Operator and its Affiliates, and their respective directors, officers, and employees (collectively, the “Indemnitees”), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(C)
Nothing in this Article 4.6 shall be deemed to relieve Operator from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incident to, or resulting from Joint Operations.

4.7	Insurance Obtained by Operator

(A)	Operator shall procure and maintain for the Joint Account all insurance (at a minimum) in the types and amounts required by the Contract or the Laws / Regulations.

(B)
Operator shall procure and maintain any further insurance, at reasonable rates, as the Operating Committee may from time to time require.  In the event that such further insurance is, in Operator’s reasonable opinion, unavailable or available only at an unreasonable cost, Operator shall promptly notify the Non-Operators in order to allow the Operating Committee to reconsider such further insurance.

(C)	The cost of insurance shall be for the Joint Account. The cost of insurance with respect to an Exclusive Operation shall be charged to the Consenting Parties.

(D)	Operator shall, with respect to all insurance obtained under this Article 4.7:

(1)
use reasonable endeavors to procure or cause to be procured such insurance prior to or concurrent with, the commencement of relevant operations and maintain or cause to be maintained such insurance during the term of the relevant operations or any longer term required under the Contract or the Laws / Regulations;

(2)	promptly inform the Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(3)
arrange for the Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties but only with respect to their interests under this Agreement;

(4)
use reasonable endeavors to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

(5)	duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

(E)	Operator shall use its reasonable endeavors to require all contractors performing work with respect to Joint Operations to:

(1)	obtain and maintain any and all insurance in the types and amounts required by the Contract, the Laws / Regulations or any direction of Operator consistent with this Agreement;

(2)	name the Parties as additional insureds on the contractor’s insurance policies and obtain from their insurers waivers of all rights of recourse against Operator, Non-Operators and their insurers; and

(3)	provide Operator with certificates reflecting such insurance prior to the commencement of their services.

4.8	Commingling of Funds

Operator may not commingle with Operator’s own funds the monies which Operator receives from or for the Joint Account pursuant to this Agreement. However, Operator reserves the right to make future proposals to the Operating Committee with respect to the commingling of funds to achieve financial efficiency.  The Operating Committee may decide that monies Operator receives for the Joint Account shall be deposited in an interest-bearing account. Interest earned shall be allocated among the Parties on an equitable basis taking into account the date of the funding by each Party and its share of the Joint Account monies.  Operator shall apply such earned interest to the next succeeding cash call or, if directed by the Operating Committee, pay it to the Parties.

4.9	Resignation of Operator

Subject to Article 4.11, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

4.10	Removal of Operator

(A)	Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

(1)	Operator becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors;

(2)	an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

(3)	a receiver is appointed for a substantial part of Operator’s assets; or

(4)	Operator dissolves, liquidates, is wound up, or otherwise terminates its existence.

(B)
Subject to Article 4.11, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion.  Any decision of Non-Operators to give notice of breach to Operator to remove Operator under this Article 4.10(B) shall be made by an affirmative vote of two (2) or more of the total number of Non-Operators holding a combined Participating Interest of at least fifty-one percent (51%).  However if Operator disputes such alleged commission of or failure to cure a material breach and dispute resolution proceeds are initiated pursuant to Article 18.2 in relation to such breach, then Operator shall remain appointed and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator’s breach of its payment obligations.  In any such proceeding, the Non-Operators will advance all costs and expenses of Operator (including reasonable fees and costs of legal counsel selected by Operator) to cover the entirety of such proceedings. Only if the Non-Operators prevail (meaning the allegations of breach and failure to cure are proven and Operator is rightfully removed by binding decision of the Arbitrator) will Operator be required to refund such advances within thirty (30) Days following conclusion of the proceedings and receipt of the arbitral award.

4.11	Appointment of Successor

When a change of Operator occurs pursuant to Article 4.9 or Article 4.10:

(A)	The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.9. No Party may be appointed successor Operator against its will.

(B)	The resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of Article 4.10(B).

(C)
The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator.  Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee.  The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(D)	The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary Government approvals.

(E)
Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator.  The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations.  Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

4.12	Health, Safety and Environment (“HSE”)

(A)
With the goal of achieving safe and reliable operations in compliance with applicable HSE laws, rules and regulations (including avoiding significant and unintended impact on the safety or health of people, on property, or on the environment), Operator shall in the conduct of Joint Operations:

(1)	establish and implement an HSE plan in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances;

(2)	design and operate Joint Property consistent with the HSE plan; and

(3)	conform with locally applicable HSE laws, rules and regulations and other HSE-related statutory requirements that may apply.

(B)	Operator shall submit its HSE plan to the Operating Committee for approval.

(C)
In the conduct of Joint Operations, Operator shall establish and implement a program for regular HSE assessments.  The purpose of such assessments is to periodically review HSE systems and procedures, including actual practice and performance, to verify that the HSE plan is being implemented in accordance with the policies and standards of the HSE plan. Operator shall, at a minimum, conduct such an assessment before entering into significant new Joint Operations and before undertaking any major changes to existing Joint Operations.  Upon reasonable notice given to Operator, Non-Operators shall have the right to participate in such HSE assessments.

(D)	Operator shall require its contractors, consultants and agents undertaking activities for the Joint Account to manage HSE risks in a manner consistent with the requirements of this Article 4.12.

(E)
Operator shall establish and enforce rules consistent with those generally followed in the international petroleum industry under similar circumstances that, at a minimum, prohibit within the Contract Area the following:

(1)	possession, use, distribution or sale of firearms, explosives, or other weapons without the prior written approval of senior management of Operator;

(2)	possession, use, distribution or sale of alcoholic beverages without the prior written approval of senior management of Operator; and

(3)	possession, use, distribution or sale of illicit or non-prescribed controlled substances and the misuse of prescribed drugs.

(F)	Without prejudice to a Party’s rights under Article 4.2(B)(6), with reasonable advance notice, Operator shall permit each Non-Operator to have at all reasonable times during normal business hours (and at its own risk and expense) the right to conduct its own HSE audit.

ARTICLE 5.

OPERATING COMMITTEE

5.1	Establishment of Operating Committee

There is established an Operating Committee composed of representatives of each Party holding a Participating Interest of at least five percent (5%).  Each such Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee.  Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee.  Each Party shall have the right to change its representative and alternate at any time by giving notice of such change to the other Parties.

5.2	Powers and Duties of Operating Committee

The Operating Committee shall have power and duty to recommend or authorize Joint Operations that are necessary or desirable to fulfill the Contract and properly explore and exploit the Contract Area in accordance with this Agreement and in a manner appropriate in the circumstances.

5.3	Authority to Vote

The representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee.  Each such representative shall have a vote equal to the Participating Interest of the Party such person represents.  Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate.  In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it may deem appropriate.

5.4	Subcommittees

The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate.  The functions of such subcommittees shall be in an advisory capacity unless determined otherwise by the Operator. Each Party shall have the right to appoint a representative to each subcommittee.

5.5	Notice of Meeting

(A)
Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting; provided that a meeting of the Operating Committee must be held at least once each Calendar Quarter.

(B)	Any Non-Operator may request a meeting of the Operating Committee by giving notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

(C)	The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6	Contents of Meeting Notice

(A)	Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

(1)	the date, time and location of the meeting;

(2)	an agenda of the matters and proposals to be considered and/or voted upon; and

(3)	copies of all proposals to be considered at the meeting (including all appropriate supporting information not previously distributed to the Parties).

(B)	A Party, by written notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

(C)	On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

5.7	Location of Meetings

All meetings of the Operating Committee shall be held in Tel Aviv, or elsewhere as the Operating Committee may decide.

5.8	Operator’s Duties for Meetings

(A)	With respect to meetings of the Operating Committee and any subcommittee, Operator’s duties shall include:

(1)	timely preparation and distribution of the agenda;

(2)	organization and conduct of the meeting; and

(3)	preparation of a written record or minutes of each meeting.

(B)	Operator shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9	Voting Procedure

Except as otherwise expressly provided in this Agreement, decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided as follows:

(A)
All decisions, approvals and other actions for which column (A) below is checked shall require the affirmative vote of two (2) or more Parties then having collectively more than sixty percent (60%) of the Participating Interests.

(B)
All decisions, approvals and other actions for which column (B) below is checked shall require the affirmative vote of two (2) or more Parties then having collectively at least eighty percent (80%) of the Participating Interests.

	Matter	(A)	(B)
(1)	Drilling, Deepening, Testing, Sidetracking, Plugging Back, Recompleting or Reworking Exploration Wells.	✓
(2)	Drilling, Deepening, Testing, Sidetracking, Plugging Back, Recompleting or Reworking Appraisal Wells.	✓
(3)	Development Plans, including Work Programs and Work Program Budgets for Development Plans.	✓
(4)	Production programs, including Work Programs and Work Program Budgets for Production programs.	✓
(5)	Appraisal Work Program and Budget.	✓
(6)	Completion of a well.	✓
(7)	Plugging and abandoning a well.	✓
(8)	Acquisition of G & G Data.	✓
(9)	Construction of processing, treatment, compression, gathering, transportation and other downstream facilities.	✓
(10)	Contract awards (if approval is required).	✓
(11)	Article 4.11: Appointment of successor Operator	✓
(12)	Unitization under the terms of the Contract with an adjoining contract area.		✓
(13)	Modifications of an approved Development Plan which results in a more than 20% increase in the total cost of the Development Plan.	✓
(14)	Voluntary relinquishment of all or any part of the Contract Area, or voluntary termination of the Contract, including §11.1(A)		✓
(15)
Work Program and Budget, plus any modifications of an approved Work Program and Budget that results in a more than 20% increase in the total cost of the Work Program and Budget, subject in each case to Article 6.1(E).
✓
(16)	Establishment of an interest bearing account for Joint Account monies.	✓
(17)	Acquisition and development of Venture Information under terms other than as specified in Article 15.	✓
(18)	§15.3(A): Licensing Rights	✓
(19)	Article 4.4 (A)(11), 6.2(A)(4) and 6.4(B)(2): Request for Reports or Information	✓
(20)	Article 4.5(A): Settlement of Claims	✓
(21)	§4.5(B) and (C). This item will count only the votes of the disinterested Parties.	✓
(22)	Article 4.7(B): Insurance	✓
(23)	Article 4.12(B): Approval of HSE Plan	✓
(24)	§5.2. Establish committees or sub-committees	✓
(25)	Article 5.7: Alternate location for Operating Committee Meetings	✓
(26)	§6.1(C). Determination of whether to Appraise a Discovery	✓
(27)	§6.5: Whether to Present a Multi-Year Work Program and Budget	✓
(28)	§6.6. Agreements with Affiliates of Operator > $500,000. This item will count only the votes of the disinterested Parties.	✓
(29)	§15.5: Well trades	✓
(30)	All other matters within the Operating Committee’s authority.	✓
(31)	§8.4(F) and 12.2(E)(4): Form of Power of Attorney; Form of Subordination Agreement	✓
(32)	§12.3(B): Decision as to adequacy of Security. This item will count only the votes of the disinterested Parties.	✓

5.10	Record of Votes

The Operator shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of the Operating Committee.

5.11	Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Business Days after the end of the meeting.  Each Party shall have fifteen (15) Days after receipt of such minutes to give notice to the secretary of its objections to the minutes.  A failure to give notice specifying objection to such minutes within said fifteen (15)

Day period shall be deemed to be approval of such minutes.  In any event, the votes recorded under Article 5.10 shall take precedence over the minutes described above.

5.12	Voting by Notice

(A)
In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice.  The proposing Party or Parties shall notify Operator who shall give each Party’s representative notice describing the proposal so submitted and whether Operator considers such operational matter to require urgent determination.  Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to make a decision.  Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

(1)
48 hours in the case of operations which involve the use of a drilling rig that is standing by in the Contract Area and such other operational matters reasonably considered by Operator to require by their nature urgent determination (such operations and matters being referred to as “Urgent Operational Matters”); and

(2)	Six (6) Business Days in the case of all other proposals.

(B)
Except in the case of Article 5.12(A)(1), any Party may, by notice delivered to all Parties within two (2) Business Days of receipt of Operator’s notice, request that the proposal be decided at a meeting rather than by notice.  In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(C)	Except as provided in Article 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted for (in favor of) such proposal.

(D)	If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13	Effect of Vote

All decisions taken by the Operating Committee pursuant to this Article 5 shall be conclusive and binding on all the Parties, except in the following cases.

(A)
If pursuant to this Article 5, a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted in favor of such proposal shall have the right for the appropriate period specified below to propose, in accordance with Article 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(1)
For proposals related to Urgent Operational Matters, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12(A)(1) has expired or after receipt of Operator’s notice given to the Parties pursuant to Article 5.13(D), as applicable.

(2)
For proposals to develop a Discovery, such right shall be exercisable for ten (10) Business Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

(3)
For all other proposals, such right shall be exercisable for five (5) Business Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

(B)
If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to Article 7, then such Party shall have the right not to participate in the operation contemplated by such approval.  Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Business Days (or twenty-four (24) hours for Urgent Operational Matters) following Operating Committee approval of such proposal.  If a Party exercises its right of non-consent, the Parties who were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article 7; provided, however, that any Consenting Party, by notice provided to the other Parties within five (5) Business Days (or twenty-four (24) hours for Urgent Operational Matters) following the notice of non-consent given by any Non-Consenting Party, require that the Operating Committee vote again on the proposal in question. Only the Consenting Parties shall participate in such second vote of the Operating Committee, with voting rights proportional to their respective Participating Interests. If the Operating Committee approves again the contemplated operation, any Party which voted against the contemplated operation in such second vote may elect to be a Non-Consenting Party with respect to such operation, by notice of non-consent provided to all other Parties within five (5) Business Days (or twenty-four (24) hours for Urgent Operational Matters) following the Operating Committee’s second approval of such contemplated operation.

(C)
If the Consenting Parties to an Exclusive Operation under Article 5.13(A) or Article 5.13(B) concur, then the Operating Committee may, at any time, pursuant to this Article 5, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

(D)
Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking, or plugging of a well has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided, however, that such operation may be discontinued if:

(1)	an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or

(2)	other circumstances occur which in the reasonable judgment of Operator cause the continuation of such operation to be unwarranted.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Article 7 an Exclusive Operation to continue such operation.

ARTICLE 6.

WORK PROGRAMS AND BUDGETS

6.1	Exploration and Appraisal

(A)
Within thirty (30) Days after the Effective Date, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the remainder of the current Calendar Year and, if appropriate, for the following Calendar Year. If applicable, the Work Program and Budget will contain Operator's estimate of all applicable costs of plugging and abandoning wells or portions of wells and decommissioning facilities. Within fifteen (15) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(B)
On or before the November 1 of each Calendar Year, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the following Calendar Year.  Within thirty (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(C)
If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator’s recommendation as to whether the Discovery merits appraisal.  If the Operator determines that the Discovery merits appraisal, Operator within thirty (30) Days shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery.  Within fifteen (15) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget.  If the appraisal Work Program and Budget is approved by the Operating Committee, Operator shall take such steps as may be required under the Contract to secure approval of the appraisal Work Program and Budget by the Government.  In the event the Government requires changes in the appraisal Work Program and Budget, the matter shall be resubmitted to the Operating Committee for further consideration.

(D)
If within the time periods prescribed in this Article 6.1 the Operating Committee is unable to agree on such a Work Program and Budget, then the Work Program and Budget that receives the largest Participating Interest vote (even if less than the applicable percentage under Article 5.9 shall be deemed adopted as part of the annual Work Program and Budget.  If competing proposals receive equal votes, then Operator shall choose between those competing proposals.

(E)
Any approved Work Program and Budget may be revised by the Operating Committee from time to time; provided however that any such revision may not alter previously approved work that has been initiated by the Operator (including any material expenditure incurred by Operator in preparation to conduct such pre-approved work), absent the consent of the Operator in each instance.  To the extent such revisions are approved by the Operating Committee and, if applicable, the Operator, the Work Program and Budget shall be amended accordingly.  Operator shall prepare and submit a corresponding Work Program and Budget amendment to the Government if required by the Contract.

(F)	Subject to Article 6.8, approval of any such Work Program and Budget which includes:

(1)
an Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing an Exploration Well.

(2)
an Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for: all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing such Appraisal Well.

6.2	Development

(A)
If the Operator determines that a Discovery is a Commercial Discovery, Operator shall, as soon as practicable, deliver to the Parties a Development Plan together with the first annual Work Program and Budget (or a multi-year Work Program and Budget pursuant to Article 6.5) and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia:

(1)	details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

(2)	an estimated date for the commencement of production;

(3)	a delineation of the proposed Exploitation Area; and

(4)	any other information reasonably requested by the Operating Committee.

(B)
After receipt of the Development Plan and prior to any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the development of a Discovery, as submitted by Operator.  If the Operating Committee approves the Development Plan, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval of the Development Plan by the Government.  In the event the Government requires changes in the Development Plan, the matter shall be resubmitted to the Operating Committee for further consideration.

(C)
If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Programs and Budgets, and Operator shall, on or before November 1 of each Calendar Year submit a Work Program and Budget for the Exploitation Area, for the following Calendar Year.  Subject to Article 6.5, within thirty (30) Days after such submittal, the Operating Committee shall endeavor to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Plan.

6.3	Production

On or before November 1 of each Calendar Year, Operator shall deliver to the Parties a proposed production Work Program and Budget detailing the Joint Operations to be performed in the Exploitation Area and the projected production schedule for the following Calendar Year.  Within thirty (30) Days of such delivery, the Operating Committee shall agree upon a production Work Program and Budget, failing which the provisions of Article 6.1(D) shall be applied mutatis mutandis.

6.4	Itemization of Expenditures

(A)
During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Article 6, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans.

(B)
Each Work Program and Budget and Development Plan submitted by Operator shall contain an itemized estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question and shall, inter alia:

(1)	identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(2)	include such reasonable information regarding Operator’s allocation procedures and estimated manpower costs as the Operating Committee may determine;

(3)	comply with the requirements of the Contract;

(4)	contain an estimate of funds to be expended by Calendar Quarter; and

(5)	during the Exploration Period, provide a forecast of annual expenditures and activities through the end of the Exploration Period.

(C)	The Work Program and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemized in such Work Program and

Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

6.5	Multi-Year Work Program and Budget

Any work that cannot be efficiently completed within a single Calendar Year may be proposed in a multi-year Work Program and Budget.  Upon approval by the Operating Committee, such multi-year Work Program and Budget shall, subject only to revisions approved by the Operating Committee thereafter: (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of the work; and (ii) be reflected in each annual Work Program and Budget.  If the Contract requires that Work Programs and Budgets be submitted to the Government for approval, such multi-year Work Program and Budget shall be submitted to the Government either in a single request for a multi-year approval or as part of the annual approval process, according to the terms of the Contract.

6.6	Contract Awards

Subject to the Contract, Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator exceeding $500,000 U.S. dollars, Operator shall obtain the approval of the Operating Committee.

6.7	Authorization for Expenditure (“AFE”) Procedure

(A)
Prior to incurring any commitment or expenditure for the Joint Account, which is estimated to be in excess of $1,000,000 in an exploration or appraisal Work Program and Budget, development Work Program and Budget, or production Work Program and Budget; Operator shall send to each Non-Operator an AFE as described in Article 6.7(C).  Notwithstanding the above, Operator shall not be obliged to furnish an AFE to the Parties with respect to any work-overs of wells and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

(B)
Notwithstanding any other provision of this Agreement, all AFEs shall be for informational purposes only.  Approval of an operation in the current Work Program and Budget shall authorize Operator to conduct the operation (subject to Article 6.8) without further authorization from the Operating Committee.

(C)	Each AFE proposed by Operator shall:

(1)	identify the operation by reference to the applicable line items in the Work Program and Budget;

(2)	describe the work;

(3)	contain Operator’s estimate of the total funds required to carry out such work;

(4)	outline the proposed work schedule;

(5)	provide a timetable of expenditures, if known; and

(6)	be accompanied by such other supporting information as is necessary for an informed decision.

6.8	Overexpenditures of Work Programs and Budgets

(A)
Operator shall be entitled to incur without further approval of the Operating Committee a cumulative overexpenditure for a Calendar Year not to exceed twenty percent (20%) of the total annual Work Program and Budget in question.

(B)
At such time Operator reasonably anticipates the limits of Article 6.8(A) will be exceeded, Operator shall furnish to the Operating Committee a reasonably detailed estimate for the Operating Committee’s approval.  The Work Program and Budget shall be revised accordingly and the overexpenditures permitted in Article 6.8(A) shall be based on the revised Work Program and Budget.  Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

(C)
The restrictions contained in this Article 6 shall be without prejudice to Operator’s rights to make expenditures for Urgent Operational Matters and measures set out in Article 13.5 without the Operating Committee’s approval.

ARTICLE 7.

OPERATIONS BY LESS THAN ALL PARTIES

7.1	Limitation on Applicability

(A)
No operations may be conducted in furtherance of the Contract except as Joint Operations under Article 5 or as Exclusive Operations under this Article 7.  No Exclusive Operation shall be conducted (other than the tie-in of Exclusive Operation facilities with existing production facilities pursuant to Article 7.9) which conflicts with a previously approved Joint Operation or with a previously approved Exclusive Operation. Notwithstanding any other provision of this Agreement, Operator may reject any Exclusive Operation proposal by any Party if, in the discretion of the Operator, such proposal could reasonably be expected to interfere with the prospectivity or ability to efficiently pursue and maximize any other Joint Operation or Exclusive Operation, if Operator reasonably believes that any material technical specifications contained in the Exclusive Operation proposal are imprudent or are not supported by the known data about the formation, or if Operator reasonably believes that pursuing the Exclusive Operation presents material safety or environmental hazards or concerns.

(B)
No Party may propose or conduct an Exclusive Operation under this Article 7 (1) unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Article 5.13, or is entitled to conduct an Exclusive Operation pursuant to Article 10; and (2) until the first well drilled in the Contract Area is drilled to its total depth (as determined by the Operator consistent with the drilling plan for that first well) as a Joint Operation.

(C)	The following operations may be proposed and conducted as Exclusive Operations, subject to the terms of this Article 7:

(1)	drilling and/or Testing of Exploration Wells and Appraisal Wells;

(2)	Completion of Exploration Wells and Appraisal Wells not then Completed as productive of Hydrocarbons;

(3)	Deepening, Sidetracking, Plugging Back and/or Recompletion of Exploration Wells and Appraisal Wells;

(4)	development of a Commercial Discovery; and

(5)	any operations specifically authorized to be undertaken as an Exclusive Operation under Article 10.

No other type of operation may be proposed or conducted as an Exclusive Operation.

7.2	Procedure to Propose Exclusive Operations

(A)
Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation pursuant to Article 7.4(B). Such notice shall specify that such operation is proposed as an Exclusive Operation and include the work to be performed, the location, the objectives, and estimated cost of such operation.

(B)	Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(1)
For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework related to Urgent Operational Matters, any such Party wishing to exercise such right must so notify the proposing Party and Operator within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

(2)
For proposals to develop a Discovery, any Party wishing to exercise such right must so notify Operator and the Party proposing to develop within sixty (60) Days after receipt of the notice proposing the Exclusive Operation.

(3)
For all other proposals, any such Party wishing to exercise such right must so notify the proposing Party and Operator within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

(C)	Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

(D)
If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation.  Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

(E)	If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

(1)
Immediately after the expiration of the applicable notice period set out in Article 7.2(B), Operator shall notify all Parties of the names of the Consenting Parties and the recommendation of the proposing Party as to whether the Consenting Parties should proceed with the Exclusive Operation.

(2)	Concurrently, Operator shall request the Consenting Parties to specify the Participating Interest each Consenting Party is willing to bear in the Exclusive Operation.

(3)
Within twenty-four (24) hours after receipt of such notice, each Consenting Party shall respond to Operator stating that it is willing to bear a Participating Interest in such Exclusive Operation equal to:

(a)	only its Participating Interest as stated in Article 3.2(A);

(b)
a fraction, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2(A); or

(c)
the Participating Interest as contemplated by Article 7.2(E)(3)(b) plus all or any part of the difference between one hundred percent (100%) and the total of the Participating Interests subscribed by the other Consenting Parties. Any portion of such difference claimed by more than one Party shall be distributed to each claimant on a pro-rata basis.

(4)
Any Consenting Party failing to advise Operator within the response period set out above shall be deemed to have elected to bear the Participating Interest set out in Article 7.2(E)(3)(b) as to the Exclusive Operation.

(5)
If, within the response period set out above, the Consenting Parties subscribe less than one hundred percent (100%) of the Participating Interest in the Exclusive Operation, the Party proposing such Exclusive Operation shall be deemed to have withdrawn its proposal for the Exclusive Operation, unless within twenty-four (24) hours of the expiry of the response period set out in Article 7.2(E)(3), the proposing Party notifies the other Consenting Parties that the proposing Party shall bear the unsubscribed Participating Interest.

(6)
If one hundred percent (100%) subscription to the proposed Exclusive Operation is obtained, Operator shall promptly notify the Consenting Parties of their Participating Interests in the Exclusive Operation.

(7)
As soon as any Exclusive Operation is fully subscribed pursuant to Article 7.2(E)(6), Operator, subject to Article 7.12(F), shall commence such Exclusive Operation as promptly as practicable and conduct it with due diligence in accordance with this Agreement.

(8)
If such Exclusive Operation has not been commenced within one hundred eighty (180) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article 16) after the date of the notice given by Operator under Article 7.2(E)(6), the right to conduct such Exclusive Operation shall terminate.  If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article 5, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3	Responsibility for Exclusive Operations

(A)
The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 7.2(E) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including Consequential Loss and Environmental Loss) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

(B)
Notwithstanding Article 7.3(A), each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which it participated, including plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4	Consequences of Exclusive Operations

(A)
Subject to Article 7.4(C) and Articles 7.5(E) and 7.7, if selected, each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in any Exclusive Operation:

(1)
all of each such Non-Consenting Party’s right to participate in further operations in the well or Deepened or Sidetracked portion of a well in which the Exclusive Operation was conducted and on any Discovery made or appraised in the course of such Exclusive Operation; and

(2)	all of each such Non-Consenting Party’s right pursuant to the Contract to take and dispose of Hydrocarbons produced and saved:

(a)	from the well or Deepened or Sidetracked portion of a well in which such Exclusive Operation was conducted; and

(b)	from any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation.

(B)
A Non-Consenting Party shall have no option to reinstate the rights it relinquished pursuant to Article 7.4(A) unless the Consenting Parties unanimously agree to permit such reinstatement under terms dictated unanimously by the Consenting Parties. Any such consent may be withheld, conditioned or delayed for any or no reason.

(C)
If the Exclusive Operation is an Exploration Well in an area previously unexplored by the Parties (and outside the applicable acreage around or included in any prior Exclusive Operation) and results in a Discovery, then the Non-Consenting Parties must relinquish all of their rights to an area designated for the Discovery.  The Operator will designate the size of such area in its reasonable discretion; provided that the area will not be larger than the largest reasonable area to be associated with a common source of supply of hydrocarbons in the area to be drilled based on reasonable geophysical and geological interpretation prior to the commencement of the Exclusive Operation. Any dispute over the area designated, including any dispute over whether it overlaps with an area in which a Party claims an interest, shall be resolved by arbitration in accordance with Article 18.2 if the Parties are unable to resolve the matter through discussion and negotiation in less than thirty (30) days or, if sooner, prior to the planned commencement of drilling operations with respect to such Exclusive Operation; provided that Article 18.2(B) will be replaced with the language appearing below clause (D) below. Notwithstanding the foregoing, the area to be relinquished will be reduced in size, if necessary, to include only the boundaries and areas of the applicable Zone inside the area designated for the Discovery.  For the avoidance of doubt, no disagreement regarding: (i) the size of the area to be forfeited, (ii) the identity of the expert discussed in Article 18.2(B), nor (iii) any delay by the expert in rendering a decision, will obviate any provision of this Agreement, or hinder the Consenting Party’s right to drill on schedule as planned.

(D)
If the Exclusive Operation is an Appraisal Well or is Testing, Deepening or Sidetracking and results in a Discovery, then the Non-Consenting Party shall relinquish all of their rights to an area in size agreed by the Parties after good faith consideration of all relevant factors.  If the Parties are not able to agree on the size of the area to be relinquished, then the matter must be settled by binding arbitration as described in Article 18.2; provided that Article 18.2(B) will be replaced with the following:

“(B)           The arbitration shall be heard and determined by one (1) arbitrator, who may only select between the size and scope of the area presented by one (1) of the Parties (i.e. each Party must submit their proposal for the size of the area to be relinquished, and the arbitrator must pick one such proposal without modification).  If the Parties are not able to agree on the arbitrator expert within Five (5) Business Days after drilling commences, then the dispute will be submitted to Ryder Scott Company, who will be asked to select only one of the competing proposals, without modification.  The consenting and non-consenting Parties will share equally in any fees or expenses of the expert.  Any expert will be asked to make a determination in no more than Fifteen (15) Business Days."

7.5	Order of Preference of Operations

(A)
Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of the proposal for the Exclusive Operation, to deliver such Party’s alternative proposal to all Parties entitled to participate in the proposed operation.  Such alternative proposal shall contain the information required under Article 7.2(A).

(B)
Each Party receiving such proposals shall elect by delivery of notice to Operator and to the proposing Parties within the appropriate response period set out in Article 7.2(B) to participate in one of the competing proposals.  Any Party not notifying Operator and the proposing Parties within the response period shall be deemed to have voted against the proposals.

(C)
The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals.  In the case of a tie vote, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote.  Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters).

(D)
Each Party shall then have two (2) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of such notice to elect by delivery of notice to Operator and the proposing Parties whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 7.4(B).  Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

(E)
Notwithstanding the provisions of Article 7.4(B), if for reasons other than the encountering of granite or other practically impenetrable substance or any other condition in the hole rendering further operations impracticable, a well drilled as an Exclusive Operation fails to reach the deepest objective Zone described in the notice proposing such well, Operator shall give notice of such failure to each Non-Consenting Party who submitted or voted for an alternative proposal under this Article 7.5 to drill such well to a shallower Zone than the deepest objective Zone proposed in the notice under which such well was drilled.  Each such Non-Consenting Party shall have the option exercisable for forty-eight (48) hours from receipt of such notice to participate for its Participating Interest share in the initial proposed Completion of such well.  Each such Non-Consenting Party may exercise such option by notifying Operator that it wishes to participate in such Completion and by paying its Participating Interest share of the cost of drilling such well to its deepest depth drilled in the Zone in which it is Completed.  All liabilities and expenses for drilling and Testing the Exclusive Well below that depth shall be for the sole account of the Consenting Parties.  If any such Non-Consenting Party does not properly elect to participate in the first Completion proposed for such well, the relinquishment provisions of Article 7.4(B) shall continue to apply to such Non-Consenting Party’s interest.

7.6	Stand-By Costs

(A)
When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.5 to resolve competing proposals) shall be charged and borne as part of the operation just completed. Any and all costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

(B)
If a further operation related to Urgent Operational Matters is proposed while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2(B)(1) within which to respond by notifying Operator that such Party agrees to bear any and all costs incurred during such extended response period.  Operator may require such Party to pay the estimated costs in advance as a condition to extending the response period.  If more than one Party requests such additional time to respond to the notice, costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

7.7	Special Considerations Regarding Deepening and Sidetracking

(A)	An Exclusive Well shall not be Deepened or Sidetracked without first affording the Non-Consenting Parties in accordance with this Article 7.7 the opportunity to participate in such operation.

(B)
In the event any Consenting Party desires to Deepen or Sidetrack an Exclusive Well, such Party shall initiate the procedure contemplated by Article 7.2.  If a Deepening or Sidetracking operation is approved pursuant to such provisions, and if any Non-Consenting Party to the Exclusive Well elects to participate in such Deepening or Sidetracking operation, such Non-Consenting Party’s Participating Interest share of the liabilities and expenses shall be as follows:

(1)	five hundred percent (500%) of such Non-Consenting Party's pro rata Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the obtaining of the portion of the G & G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

(2)
twelve hundred percent (1200%) of the Non-Consenting Party's pro rata Participating Interest share of al11iabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Patty desires to reinstate the rights it relinquished pursuant to Article 7.4(A), and that were not previously paid by such Non-Consenting Party; plus

(3)
eight hundred percent (800%) of the Non-Consenting Party's Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(A), and that were not previously paid by such Non-Consenting Party,

Each such Non-Consenting Party who is liable for such past liabilities must pay in full the amounts in this 7.7(B) as a condition precedent to participation in the Deepening or Sidetracking Operation of the Exclusive Well, payable immediately following the Non-Consenting Parties’ election to participate.

7.8	Use of Property

(A)
The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting or Reworking of any well drilled under this Agreement shall be permitted to use (free of cost) all casing, tubing and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged.  On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

(B)
Any Party (whether owning interests in the platform or not) shall be permitted to use spare slots in a platform constructed pursuant to this Agreement for purposes of drilling Exploration Wells and/or Appraisal Wells and running tests in the Contract Area.  No Party except an owner of a platform may drill Development Wells or run production from a well (except production resulting from initial well tests) from the platform without the prior written consent of all platform owners.  If all owners of the platform participate in the drilling of a well, then no fee shall be payable under this Article 7.8(B).  Otherwise, each time a well is drilled from a platform, the Consenting Parties in the well shall pay to the owners of the platform until all wells drilled by such Parties have been plugged and abandoned a monthly fee equal to (1) that portion of the total cost of the platform (including costs of material, fabrication, transportation and installation), divided by the number of months of useful life established for the platform under the tax law of the host country, that one well slot bears to the total number of slots on the platform plus (2) that proportionate part of the monthly cost of operating, maintaining and financing the platform that the well drilled under this Article 7.8(B) bears to the total number of wells served by such platform.  Consenting Parties who have paid to drill a well from a platform under this Article 7.8(B) shall be entitled to Deepen or Sidetrack that well for no additional charge if done prior to moving the drilling rig off of location.

(C)
Spare capacity in equipment that is constructed pursuant to this Agreement and used for processing or transporting Crude Oil and Natural Gas after it has passed through primary separators and dehydrators (including treatment facilities, gas processing plants and pipelines) shall be available for use by any Party for Hydrocarbon production from the Contract Area on the terms set forth below.  All Parties desiring to use such equipment shall nominate capacity in such equipment on a monthly basis by notice to Operator at least ten (10) Days prior to the beginning of each month.  Operator may nominate capacity for the owners of the equipment if they so elect.  If at any time the capacity nominated exceeds the total capacity of the equipment, the capacity of the equipment shall be allocated in the following priority:  (1) first, to the owners of the equipment up to their respective Participating Interest shares of total capacity, (2) second, to owners of the equipment desiring to use capacity in excess of their Participating Interest shares, in proportion to the Participating Interest of each such Party and (3) third, to Parties not owning interests in the equipment, in proportion to their Participating Interests in the Agreement.  Owners of the equipment shall be entitled to use up to their Participating Interest share of total capacity without payment of a fee under this Article 7.8(C). Otherwise, each Party using equipment pursuant to this Article 7.8(C) shall pay to the owners of the equipment monthly throughout the period of use an arm’s-length fee based upon third party charges for similar services in the vicinity of the Contract Area.  If no arm’s-length rates for such services are available, then the Party desiring to use equipment pursuant to this Article 7.8(C) shall pay to the owners of the equipment a monthly fee equal to (1) that portion of the total cost of the equipment, divided by the number of months of useful life established for such equipment under the tax law of the host country, that the capacity made available to such Party on a fee basis under this Article 7.8(C) bears to the total capacity of the equipment plus (2) that portion of the monthly cost of maintaining, operating and financing the equipment that the capacity made available to such Party on a fee basis under this Article 7.8(C) bears to the total capacity of the equipment.

(D)
Payment for the use of a platform under Article 7.8(B) or the use of equipment under Article 7.8(C) shall not result in an acquisition of any additional interest in the equipment or platform by the paying Parties.

(E)
Parties electing to use spare capacity on platforms or in equipment pursuant to Article 7.8(B) or Article 7.8(C) shall indemnify the owners of the equipment or platform against any and all costs and liabilities incurred as a result of such use (including any Consequential Loss and Environmental Loss).

7.9	Lost Production During Tie-In of Exclusive Operation Facilities

If, during the tie-in of Exclusive Operation facilities with the existing production facilities of another operation, the production of Hydrocarbons from such other pre-existing operations is temporarily lessened as a result, then the Consenting Parties shall compensate the parties to such existing operation for such loss of production in the following manner.  Operator shall determine the amount by which each Day’s production during the tie-in of Exclusive Operation facilities falls below the previous month’s average daily production from the existing production facilities of such operation.  The so-determined amount of lost production shall be recovered by all Parties who experienced such loss and shall be calculated by multiplying their proportionate share of lost production in accordance with their respective Participating Interest by 1.25.  Upon completion of the tie-in, all such lost production shall be recovered in full and satisfied by Operator deducting up to one hundred percent (100%) of the production from the Exclusive Operation for such duration as is necessary, prior to the Consenting Parties being entitled to receive any such production.

7.10	Conduct of Exclusive Operations

(A)
Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract.

(B)
The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

(C)
Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure.  Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such Exclusive Operations.

(D)
Operator, if it is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

(E)
Should the submission of a Development Plan be approved in accordance with Article 6.2, or should any Party propose (but not yet have the right to commence) a development in accordance with this Article 7 where neither the Development Plan nor the development proposal call for the conduct of additional appraisal drilling, and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive

Operation shall be entitled to proceed first.  If such an Appraisal Well is produced, any Consenting Party shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Party’s Entitlement from such Appraisal Well until the value received in sales to purchasers in arm-length transactions equals one hundred percent (100%) of such Non-Consenting Party’s Participating Interest shares of all liabilities and expenses that were incurred in any Exclusive Operations relating to the Appraisal Well.  Following the completion of drilling such Appraisal Well as an Exclusive Operation, the Parties may proceed with the Development Plan approved pursuant to Article 5.9, or (if applicable) the Parties may complete the procedures to propose an Exclusive Operation to develop a Discovery.  If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party or Parties proposing to develop the Discovery decide(s) not to do so, then each Non-Consenting Party who voted in favor of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

(F)
If Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then Operator may resign as Operator for the Exploitation Area for such Discovery.  If Operator so resigns, the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.  Any such resignation of Operator and appointment of a Consenting Party to serve as Operator for such Exclusive Operation shall be subject to the Parties having first obtained any necessary Government approvals.

ARTICLE 8.

DEFAULT

8.1	Default and Notice

(A)	Any Party that fails to:

(1)	pay when due its share of Joint Account expenses (including cash advances and interest); or

(2)	obtain and maintain any Security required of such Party under the Contract or this Agreement;

shall be in default under this Agreement (a “Defaulting Party”). Operator, or any non-defaulting Party in case Operator is the Defaulting Party (the “Notifying Party”) shall promptly give notice of such default (the “Default Notice”) to the Defaulting Party and each of the non-defaulting Parties.

(B)
For the purposes of this Article 8, “Default Period” means the period beginning five (5) Business Days from the date that the Default Notice is issued in accordance with this Article 8.1 and ending when all the Defaulting Party’s defaults pursuant to this Article 8.1 have been remedied in full.

8.2	Operating Committee Meetings and Data

(A)	Notwithstanding any other provision of this Agreement, the Defaulting Party shall have no right, during the Default Period, to:

(1)	call or attend Operating Committee or subcommittee meetings;

(2)	vote on any matter coming before the Operating Committee or any subcommittee;

(3)	access any data or information relating to any operations under this Agreement;

(4)	consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;

(5)	Transfer (as defined in Article 12.1) all or part of its Participating Interest, except to non-defaulting Parties in accordance with this Article 8;

(6)	consent to or reject any Transfer (as defined in Article 12.1) or otherwise exercise any other rights in respect of Transfers under this Article 8 or under Article 12;

(7)	receive its Entitlement in accordance with Article 8.4;

(8)	withdraw from this Agreement under Article 13; or

(9)	take assignment of any portion of another Party’s Participating Interest in the event such other Party is either in default or withdrawing from this Agreement and the Contract.

(B)	Notwithstanding any other provisions in this Agreement, during the Default Period:

(1)
unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be equal to the ratio of such non-defaulting Party’s Participating Interest to the total Participating Interests of the non-defaulting Parties;

(2)	any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party;

(3)
the Defaulting Party shall be deemed to have elected not to participate in any operations that are voted upon during the Default Period, to the extent such an election would be permitted by Article 5.13 and Article 7; and

(4)	the Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during the Default Period.

8.3	Allocation of Defaulted Accounts

(A)
The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of: (i) the sum of money that the non-defaulting Party shall pay as its portion of the Amount in Default; and (ii) if the Defaulting Party has failed to obtain or maintain any Security required of such Party in order to maintain the Contract in full force and effect, the type and amount of the Security the non-defaulting Parties shall post or the funds they shall pay in order to allow Operator, or (if Operator is in default) the Notifying Party, to post and maintain such Security.  Unless otherwise agreed, the obligations for which the Defaulting Party is in default shall be satisfied by the non-defaulting Parties in proportion to the ratio that each non-defaulting Party's Participating Interest bears to the Participating Interests of all non-defaulting Parties.  For the purposes of this Article 8:

“Amount in Default” means the Defaulting Party’s share of Joint Account expenses which the Defaulting Party has failed to pay when due pursuant to the terms of this Agreement (but excluding any interest owed on such amount); and

“Total Amount in Default” means the following amounts: (i) the Amount in Default; (ii) third-party costs of obtaining and maintaining any Security incurred by the non-defaulting Parties or the funds paid by such Parties in order to allow Operator to obtain or maintain Security, in accordance with Article 8.3(A)(ii); plus (iii) any interest at the Agreed Interest Rate accrued on the amount under (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount under (ii) from the date this amount is incurred by the non-defaulting Parties until paid in full by the Defaulting Party.

(B)
If the Defaulting Party remedies its default in full before the Default Period commences, the Notifying Party shall promptly notify each non-defaulting Party by telephone and by email, and the non-defaulting Parties shall be relieved of their obligations under Article 8.3(A).  Otherwise, each non-defaulting Party shall satisfy its obligations under Article 8.3(A)(i) before the Default Period commences and its obligations under Article 8.3(A)(ii) within ten (10) Days following the Default Notice.  If any non-defaulting Party fails to timely satisfy such obligations, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article 8.  The non-defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party pursuant to this Article 8.

(C)
If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint Account costs pursuant to this Agreement shall be made to the Notifying Party instead until the default is cured or a successor Operator appointed.  The Notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under the terms of this Agreement.  The Notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available.  When Operator has cured its default or a successor Operator is appointed, the Notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period.  The Notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 8.3(C), except to the extent Operator would be liable under Article 4.6.

8.4	Remedies

(A)
During the Default Period, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties.  Operator (or the Notifying Party if Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as a part of the Total Amount in Default (in payment of first the interest and then the principal) and apply such net proceeds toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable, until all such Total Amount in Default is recovered and such Reserve Fund is established.  Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.  When making sales under this Article 8.4(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

(B)
If Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the Notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit or adjustment against the Total Amount in Default (against first the interest and then the principal) and toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable.  Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(C)
The non-defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund (the “Reserve Fund”) in an amount equal to the Defaulting Party’s Participating Interest share of: (i) the estimated cost to abandon any wells and other property in which the Defaulting Party participated; (ii) the estimated cost of severance benefits for local employees upon cessation of operations; and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations. Upon the conclusion of the Default Period by way of the Defaulting Party curing its Default, all amounts held in the

Reserve Fund shall be returned to the Defaulting Party previously in Default, less any and all amounts allocated under Article 8.4 and all costs and fees incurred in the enforcement of this Article 8.4, including all legal costs and fees.

(D)
If a Defaulting Party fails to fully remedy all its defaults by the thirtieth (30th) Day following the date of the Default Notice, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, a majority in interest of the non-defaulting Parties (after excluding Affiliates of the Defaulting Party) shall have the option, exercisable at anytime thereafter during the Default Period, to require that the Defaulting Party completely withdraw from this Agreement and the Contract.  Such option shall be exercised by notice to the Defaulting Party and each non-defaulting Party.  If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to Article 13.6, effective on the date of the non-defaulting Party’s or Parties’ notice, its Participating Interest to the non-defaulting Parties.  Notwithstanding the terms of Article 13, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this Article 8.4(D)(1) shall be in proportion to the Participating Interests of the non-defaulting Parties.

(E)
In addition to the other remedies available to the non-defaulting Parties under this Article 8 and any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, in the event a Defaulting Party fails to remedy its default within thirty (30) Days of the Default Notice, the non-Defaulting Parties may elect to enforce a mortgage and security interest on the Defaulting Party’s Participating Interest as set forth below, subject to the Contract and the Laws / Regulations.

(1)
Each Party grants to each of the other Parties, in pro rata shares based on their relative Participating Interests, a mortgage and security interest on its Participating Interest, whether now owned or hereafter acquired, together with all products and proceeds derived from that Participating Interest (collectively, the “Collateral”) as security for (i) the payment of all amounts owing by such Party (including interest and costs of collection) under this Agreement; and (ii) any Security which such Party is required to provide under the Contract.

(2)
Should a Defaulting Party fail to remedy its default by the thirtieth (30th) Day following the date of the Default Notice, then, each non-defaulting Party shall have the option, exercisable at any time thereafter during the Default Period, to foreclose its mortgage and security interest against its prorata share of the Collateral by any means permitted under the Contract and the Laws / Regulations and to sell all or any part of that Collateral in public or private sale after providing the Defaulting Party and other creditors with any notice required by the Contract or the Laws / Regulations, and subject to the provisions of Article 12.   Except as may be prohibited by the Contract or the Laws / Regulations, the non-defaulting Party that forecloses its mortgage and security interest shall be entitled to become the purchaser of the Collateral sold and shall have the right to credit toward the purchase price the amount to which it is entitled under Article 8.4.   Any deficiency in the amounts received by the

foreclosing party shall remain a debt due by the Defaulting Party.  The foreclosure of mortgages and security interests by one non-defaulting Party shall neither affect the amounts owed by the Defaulting Party to the other non-defaulting Parties nor in any way limit the rights or remedies available to them.  Each Party agrees that, should it become a Defaulting Party, it waives the benefit of any appraisal, valuation, stay, extension or redemption law and any other debtor protection law that otherwise could be invoked to prevent or hinder the enforcement of the mortgage and security interest granted above.

(3)
Each Party agrees to execute such memoranda, financing statements and other documents, and make such filings and registrations, as may be reasonably necessary to perfect, validate and provide notice of the mortgages and security interests granted by this Article 8.4(E).

(F)
For purposes of Articles 8.4(D) and 8.4(E), the Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any act required to be done by the Laws / Regulations and any other applicable laws in order to render the transfer of its Participating Interest legally valid, including obtaining all governmental consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer.  The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on its assigned Participating Interests.  In the event all Government approvals are not timely obtained, the Defaulting Party shall hold the assigned Participating Interest in trust for the non-defaulting Parties who are entitled to receive it.  Each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government.  Actions under this power of attorney may be taken by any Party individually without the joinder of the others.  This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest.  If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

(G)
The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

(H)
The rights and remedies granted to the non-defaulting Parties in this Article 8 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise.  Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5	Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Contract, abandonment of Joint Operations and termination of this Agreement.

8.6	No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required.  Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise.  Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

ARTICLE 9.

DISPOSITION OF PRODUCTION

9.1	No Right or Obligation to Take in Kind

If Crude Oil or Natural Gas is to be produced, then the Operator will market the production on behalf of the Parties, such that all Parties will, to the extent commercially and operationally practicable, enjoy the same economic benefits of any such marketing and further that no Party will benefit to the detriment of any other Party as a result of Operator’s marketing efforts. Any Party represented at the Operating Committee may, at any time, inform the Operator that it takes objection to the proposed terms to dispose of Crude Oil or Natural Gas, and the Operating Committee shall consider promptly those concerns; provided that the plan of disposition presented by the Operator shall control in the absence of unanimous agreement, subject to the dispute resolution provisions of this Agreement. No Party will have the option to take its Participating Interest share in kind without the Operator’s prior written consent. If mutually desired, the Parties will negotiate and conclude the terms of an agreement to cover the offtake of Crude Oil or Natural Gas produced under the License.

9.2	Disposition of Crude Oil

The Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Crude Oil, as promptly notified by Operator, negotiate and endeavor to conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced under the Contract.

9.3	Disposition of Natural Gas

The Parties recognize that if Natural Gas is discovered it may be necessary for the Parties to enter into special arrangements for the disposal of the Natural Gas, which are consistent with the Development Plan and subject to the terms of the Contract.

ARTICLE 10.

ABANDONMENT

10.1	Abandonment of Wells Drilled as Joint Operations

(A)	A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operating Committee.

(B)
Should any Party fail to reply within the period prescribed in Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, after delivery of notice of Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

(C)
If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, subject to the Laws / Regulations, any Party voting against such decision may propose (within the time periods allowed by Article 5.13(A)) to conduct an alternate Exclusive Operation in the wellbore.  If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned.

(D)
Any well plugged and abandoned under this Agreement shall be plugged and abandoned in accordance with the Laws / Regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

(E)	Notwithstanding anything to the contrary in this Article 10.1:

(1)
If the Operating Committee approves a decision to plug and abandon a well from which Hydrocarbons have been produced and sold, subject to the Laws / Regulations, any Party voting against the decision may propose (within five (5) Days after the time specified in Article 5.6, Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, has expired) to take over the entire well as an Exclusive Operation.  Any Party originally participating in the well shall be entitled to participate in the operation of the well as an Exclusive Operation by response notice within ten (10) Days after receipt of the notice proposing the Exclusive Operation. In such event, the Consenting Parties shall be entitled to conduct an Exclusive Operation in the well; provided that the proposed operation may not be in the same Zone from which production was previously obtained nor be in a Zone which is produced by any other Joint Operation wells.

(2)
Each Non-Consenting Party shall be deemed to have relinquished free of cost to the Consenting Parties in proportion to their Participating Interests all of its interest in the wellbore of a produced well and related equipment in accordance with Article 7.4(B).  The Consenting Parties shall thereafter bear all cost and liability of plugging and abandoning such well in accordance with the Laws / Regulations, to the extent the Parties are or become obligated to contribute to such costs and liabilities, and shall indemnify the Non-Consenting Parties against all such costs and liabilities.

(3)
Subject to Article 7.12(F), Operator shall continue to operate a produced well for the account of the Consenting Parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate allocation of interest in such well.

10.2	Abandonment of Exclusive Operations

This Article 10 shall apply mutatis mutandis to the abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well in accordance with the provisions of this Article 10).

10.3	Abandonment Security

If under the Contract or the Laws / Regulations, the Parties are or become obliged to pay or contribute to the cost of ceasing operations, then during preparation of a Development Plan, the Parties shall negotiate a security agreement, which shall be completed and executed by all Parties participating in such Development Plan prior to application for an Exploitation Area.  The security agreement shall incorporate the following principles:

(A)
a Security shall be provided by each such Party for each Calendar Year commencing with the Calendar Year in which the Discounted Net Value equals one hundred fifty percent (150%) of the Discounted Net Cost; and

(B)
the amount of the Security required to be provided by each such Party in any Calendar Year (including any security previously provided which will still be current throughout such Calendar Year) shall be equal to the amount by which one hundred fifty percent (150%) of the Discounted Net Cost exceeds the Discounted Net Value.

“Discounted Net Cost” means that portion of each Party’s anticipated before tax cost of ceasing operations in accordance with the Laws / Regulations which remains after deduction of salvage value.  Such portion should be calculated at the anticipated time of ceasing operations and discounted at the Discount Rate to December 31 of the Calendar Year in question.

“Discounted Net Value” means the value of each Party’s estimated Entitlement which remains after payment of estimated liabilities and expenses required to win, save and transport such production to the delivery point and after deduction of estimated applicable taxes, royalties, imposts and levies on such production.  Such Entitlement shall be calculated using estimated market prices and including taxes on income, discounted at the Discount Rate to December 31 of the Calendar Year in question.  No account shall be taken of tax allowances expected to be available in respect of the costs of ceasing operations.

“Discount Rate” means the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits applicable to the date falling thirty (30) Business Days prior to the start of a Calendar Year as published in London by the Financial Times or if not published then by The Wall Street Journal.

ARTICLE 11.

SURRENDER, EXTENSIONS AND RENEWALS

11.1	Surrender

(A)
If the Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender.  Prior to the end of such period, the Operating Committee shall determine pursuant to Article 5 the size and shape of the surrendered area, consistent with the requirements of the Contract.  If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted.  If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted.  In the event of a tie, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote.  The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender.  Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area.

(B)	A surrender of all or any part of the Contract Area which is not required by the Contract shall require the unanimous consent of the Parties.

11.2	Extension of the Term

(A)
A proposal by any Party to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract, or a proposal to extend the term of the Contract, shall be brought before the Operating Committee pursuant to Article 5.

(B)
Any Party shall have the right to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract or to extend the term of the Contract, regardless of the level of support in the Operating Committee.  If any Party takes such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article 13.

ARTICLE 12.

TRANSFER OF INTEREST OR RIGHTS

12.1	Obligations

Subject to the requirements of the Contract, any Transfer (except Transfers pursuant to Article 7, Article 8 or Article 13) shall be effective only if it satisfies the terms and conditions of this Article 12.  Should a Transfer subject to this Article or a Change in Control occur without satisfaction (in all material respects) by the transferor or the Party subject to the Change in Control, as applicable, of the requirements hereof, then: each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to which it may be entitled.  Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party's obligations under this Article.

“Change in Control” means any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, in which the market value of the Party's Participating Interest represents more than fifty percent (50%) of the aggregate market value of the assets of such Party and its Affiliates that are subject to the change in Control.   For the purposes of this definition, market value shall be determined based upon the amount in cash a willing buyer would pay a willing seller in an arm's length transaction.

“Encumbrance” means a mortgage, lien, pledge, charge or other encumbrance.  “Encumber” and other derivatives shall be construed accordingly.

12.2	Transfer

(A)
Except in the case of a Party transferring all of its Participating Interest, no Transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than five percent (5%) or any interest other than a Participating Interest in the Contract and this Agreement. If a Party holds a Participating Interest of five percent (5%) or less prior to any Transfer, then such Party may only Transfer to an existing Party, unless each other Party consents in advance to a Transfer to a person or entity that is not at the time a Party, which consent may be withheld, conditioned or delayed for any or no reason.

(B)
Subject to the terms of Articles 4.9 and 4.10, the Party serving as Operator shall remain Operator following Transfer of a portion of its Participating Interest. If Operator transfers all of its Participating Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate's performance of its obligations.

(C)
Both the transferee, and, notwithstanding the Transfer, the transferring Party, shall be liable to the other Parties for the transferring Party’s Participating Interest share of any obligations (financial or otherwise) which have vested, matured or accrued under the provisions of the Contract or this Agreement prior to such Transfer.  Such obligations, shall include any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed Transfer and shall also include costs of plugging and abandoning wells or portions of wells and decommissioning facilities in which the transferring Party participated (or with respect to which it was required to bear a share of the costs pursuant to this sentence) to the extent such costs are payable by the Parties under the Contract.

(D)
A transferee shall have no rights in the Contract or this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder (as defined in Article 12.2(E)) by separate instrument signed by all Parties) unless and until:

(1)
it expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under the Contract and this Agreement in respect of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government or the Contract on or before the applicable deadlines; and

(2)
except in the case of a Transfer to an Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability to perform its payment obligations under the Contract and this Agreement.

No consent shall be required under Article 12.2(D)(2) for a Transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

(E)
Nothing contained in this Article 12 shall prevent a Party from Encumbering all or any undivided share of its Participating Interest to a third party (a “Lien Holder”) for the purpose of security relating to finance, provided that:

(1)	such Party shall remain liable for all obligations relating to such interest;

(2)	the Encumbrance shall be subject to any necessary approval of the Government expressly subordinated to the rights of the other Parties under this Agreement;

(3)	such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement; and

(4)
the Lien Holder shall first enter into and deliver a subordination agreement in favor of the other Parties, in substantially the form approved by the Operating Committee in consultation with legal counsel.

12.3	Change in Control

(A)
A Party subject to a Change in Control shall obtain any necessary Government approval with respect to the Change in Control and furnish any replacement Security required by the Government or the Contract on or before the applicable deadlines.

(B)
A Party subject to a Change in Control shall provide evidence reasonably satisfactory to the Operating Committee that following the Change in Control such Party shall continue to have the financial capability to satisfy its payment obligations under the Contract and this Agreement.  Should the Party that is subject to the Change in Control fail to provide such evidence as determined by the Operating Committee, any other Party, by notice to such Party, may require such Party to provide Security satisfactory to the other Parties with respect to its

Participating Interest share of any obligations or liabilities which the Parties may reasonably be expected to incur under the Contract and this Agreement during the then-current Exploration or Exploitation Period or phase of the Contract.

ARTICLE 13.

WITHDRAWAL FROM AGREEMENT

13.1	Right of Withdrawal

(A)
Subject to the provisions of this Article 13 and the Contract, any Party not in default may at its option withdraw from this Agreement and the Contract by giving notice to all other Parties stating its decision to withdraw.  Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

(B)
The effective date of withdrawal for a withdrawing Party shall be the end of the third (3rd) calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2	Partial or Complete Withdrawal

(A)
Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract.  Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Contract and this Agreement.  If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 13.6.

(B)
Any Party withdrawing under Article 11.2 or under this Article 13 shall withdraw from the entirety of the Contract Area, including all Exploitation Areas and all Discoveries made prior to such withdrawal, and thus abandon to the other Parties not joining in its withdrawal all its rights to the production generated by operations after the effective date of such withdrawal and all rights in associated Joint Property.

13.3	Rights of a Withdrawing Party

Subject to Article 13.8 and any other provision of this Agreement, a withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal.  The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal.  After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

13.4	Obligations and Liabilities of a Withdrawing Party

(A)	A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(1)
costs of Joint Operations, and Exclusive Operations in which it has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget (including a multi-year Work Program and Budget under Article 6.5) prior to such Party’s notification of withdrawal, regardless of when they are incurred;

(2)	expenditures described in Articles 4.2(B)(13) and 13.5 related to an emergency occurring prior to the effective date of a Party’s withdrawal, regardless of when such expenditures are incurred;

(3)
all other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(4)	in the case of a partially withdrawing Party, any costs and liabilities with respect to Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to Article 13.4(A)(1)) to the extent such costs of plugging and abandoning are payable by the Parties under the Contract.  Any mortgages, liens, pledges, charges or other encumbrances which were placed on the withdrawing Party’s Participating Interest prior to such Party’s withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal.  A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article 13 merely because they are not identified or identifiable at the time of withdrawal.

(B)
Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4(A)(2) or Article 13.4(A)(3)) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours for Urgent Operational Matters) of the Operating Committee vote approving such operation or expenditure.

13.5	Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are incurred.

13.6	Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise.  The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7	Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments.  The non-withdrawing Parties shall use reasonable endeavors to assist the withdrawing Party in obtaining such approvals.  Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party.  If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

13.8	Security

Prior to a Party withdrawing from this Agreement and the Contract pursuant to this Article 13, the withdrawing party shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities for which the withdrawing Party remains liable in accordance with Article 13.4, but which may become due after the withdrawing Party’s withdrawal, including but not limited to Security to cover the costs of an abandonment, if applicable.  Until the form of Security is approved by the non-withdrawing Parties and thereafter obtained by the withdrawing Party:

(A)	the Entitlements of the withdrawing Party shall be withheld from the withdrawing Party and may be accumulated to satisfy the Security or set-off as against those costs referenced in Article 13.4; and

(B)
the withdrawing Party constitutes and appoints each other non-withdrawing Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such Security legally effective and to obtain any necessary consents of the Government and other agencies.  Actions under this power of attorney may be taken by any Party individually without the joinder of the others.  This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest.  If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail

13.9	Withdrawal or Abandonment by All Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Laws / Regulations and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all in accordance with Article 2.

ARTICLE 14.

RELATIONSHIP OF PARTIES AND TAX

14.1	Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2	Royalty

(A)	The Parties other than Adira and GGR must pay to each of Adira and GGR (or their respective designees) an overriding royalty payment of 1.5% calculated as follows:

(1)
On oil (including any distillate and condensate), the applicable royalty percentage is calculated before payment on any and all royalties payable to the Government of oil produced and saved from the Contract, delivery of such oil to be made free of all costs and expenses in developing and operating and all costs of production, and before all separation, dehydration, cleaning, treating, storage, and transportation costs.

(2)
On gas, including casinghead gas or other gaseous substances and liquid constituents of said gas, produced from and sold or used, or for the extraction of gasoline or other products therefrom, the applicable royalty percentage is calculated before payment of any and all royalties payable to the Government, based on the market value at the well or wells of gas so produced and sold or utilized. The royalty will not bear any share of separation, dehydration, sweetening, processing, treatment, storage, transportation, and marketing costs.

(3)
Notwithstanding anything in this Agreement to the contrary, if the price of any substance upon which the “royalty” is payable is regulated by any Government agency, the market value of such substance for the purpose of computing the royalty shall not exceed the price which a party may lawfully receive.

(4)
Fuel oil and gas for operations (including operations on lands pooled with Contract lands), and for treating and handling the production and products therefrom (and the proportionate part of fuel oil and gas consumed in a central plant, should the assets be operated jointly with other premises through the use of such plant) shall not be deducted before the royalty is computed.

(B)
Regarding any royalty payable to the Government, Operator will pay from the Joint Account all ad valorem, production, severance, gathering, and windfall profits taxes, gift tax, and any other taxes chargeable against the royalty or measured by or related to oil, gas or other hydrocarbon substances produced from the Contract and attributable to the royalty.

(C)
In the event of expropriation of the Contract, Adira shall be entitled to an equitable allocation of any award or compensation collected by the Parties from the Government pursuant to administrative or legal proceedings, but only on that portion of said award or compensation in excess of each Party’s investment (net of any carried interest obligations) as of the date of expropriation and then Adira will be allocated and receive an amount equal to the royalty. The Parties will endeavor to agree on a calculation methodology to apply this Article 4.1(D) for allocation of Adira’s royalty rights following the expropriation award or compensation consistent with the above principle.

14.3	Tax

(A) Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement.  Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations.  The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.  Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

(B)
It may be advantageous (for some or all of the Parties) to restructure the ownership of the Contract to maximize tax planning and liability protection in the future.  The Parties will meet and consider tax planning opportunities (including offshore holding company arrangements) from time to time; provided that no Party will be required to incur material, additional or accelerated taxes without its express approval of any plan or reorganization.  The Operator will cause a “Joint

Operating” (“Iska Meshutefet” [phonetic spelling]) or joint venture under Israeli law to provide for the mutual benefit of all Parties with respect to the collection, payment, and reimbursement of VAT under Israel law.

14.4	United States Tax Election

(A)
If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each U.S. Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code.  Operator, if it is a U.S. Party, is authorized and directed to execute and file for each U.S. Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party.  However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article 14.3.  Should there be any requirement that any U.S. Party give further evidence of this election, each U.S. Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

(B)
No Party shall give any notice or take any other action inconsistent with the foregoing election.  If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such election as may be permitted or required by such laws.  In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

(C)
Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

(D)	A Non-U.S. Party shall not be required to do any act or execute any instrument which might subject it to the taxation jurisdiction of the United States.

(E)
For the purposes of this Article 14.3, “U.S. Party” shall mean any Party that is subject to the income tax law of the United States in respect with operations under this Agreement.  “Non-U.S. Party” shall mean any Party that is not subject to such income tax law.

ARTICLE 15.

VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY

15.1	Venture Information

(A)
Except as otherwise provided in this Article 15 or in Articles 4.4 and 8.4(A), each Party will be entitled to receive all Venture Information related to operations in which such party is a participant.  “Venture Information” means any information and results developed or acquired as a result of Joint Operations and shall be Joint Property, unless provided otherwise in accordance with this Agreement and the Contract.  Each Party shall have the right to use all Venture Information it receives without accounting to any other Party, subject to any applicable patents and any limitations set forth in this Agreement and the Contract. For purposes of this Article 15, such right to use shall include, the rights to copy, prepare derivative works, disclose, license, distribute, and sell.

(B)
Each Party may, subject to any applicable restrictions and limitations set forth in the Contract, extend the right to use Venture Information to each of its Affiliates which are obligated to terms not less restrictive that this Article 15. Except as otherwise provided in the Contract, each Party may extend the right to use Venture Information to members of joint ventures or production sharing arrangements in which such Party or its Affiliates have an ownership or equity interest, provided that each such member agrees in writing to keep the Venture Information in confidence at least to the same extent as required in Article 15.2 and to use the Venture Information only for the benefit of that joint venture or production sharing arrangement.

(C)
The acquisition or development of Venture Information under terms other than as specified in this Article 15 shall require the approval of the Operating Committee.  The request for approval submitted by a Party shall be accompanied by a description of, and summary of the use and disclosure restrictions which would be applicable to, the Venture Information, and any such Party will be obligated to use all reasonable efforts to arrange for rights to use which are not less restrictive than specified in this Article 15.

(D)
All Venture Information received by a Party under this Agreement is received on an “as is” basis without warranties, express or implied, of any kind. Any use of such Venture Information by a Party shall be at such Party’s sole risk.

15.2	Confidentiality

(A)
Subject to the provisions of the Contract and this Article 15, the Parties agree that all information in relation with Joint Operations or Exclusive Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Contract and for a period of five (5) years thereafter to any person or entity not a Party to this Agreement, except:

(1)	to an Affiliate pursuant to Article 15.1(B);

(2)	to a governmental agency or other entity when required by the Contract;

(3)
to the extent such information is required to be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4)	to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(5)	to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(6)
to a bona fide prospective transferee of a Party’s Participating Interest to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

(7)	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(8)
to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates' shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 19.3;

(9)
to its respective employees for the purposes of Joint Operations or Exclusive Operations as the case may be, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(10)	any information which, through no fault of a Party, becomes a part of the public domain.

(B)
Disclosure as pursuant to Articles 15.2(A)(5), (6), and (7) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out in Article 15.2(A).  and to use the information for the sole purpose described in Articles 15.2(A)(5), (6), and (7), whichever is applicable, with respect to the disclosing Party.

15.3	Intellectual Property

(A)
Subject to Articles 15.3(C) and 15.5 and unless provided otherwise in the Contract, all intellectual property rights in the Venture Information shall be Joint Property.  Each Party and its Affiliates have the right to use all such intellectual property rights in their own operations (including joint operations or a production sharing arrangement in which the Party or its Affiliates has an ownership or equity interest) without the approval of any other Party.  Decisions regarding obtaining, maintaining and licensing such intellectual property rights shall be made by the Operating Committee, and the costs thereof shall be for the Joint Account.  Upon unanimous consent of the Operating Committee as to ownership, licensing rights, and income distribution, the ownership of intellectual property rights in the Venture Information may be assigned to the Operator or to a Party.

(B)
Nothing in this Agreement shall be deemed to require a Party to (i) divulge proprietary technology to any of the other Parties; or (ii) grant a license or other rights under any intellectual property rights owned or controlled by such Party or its Affiliates to any of the other Parties.

(C)
If a Party or an Affiliate of a Party has proprietary technology applicable to activities carried out under this Agreement which the Party or its Affiliate desires to make available on terms and conditions other than as specified in Article 15.3(A), the Party or Affiliate may, with the prior approval of the Operator, make the proprietary technology available on terms to be agreed.  If the proprietary technology is so made available, then any inventions, discoveries, or improvements which relate to such proprietary technology and which result from Joint Account expenditures shall belong to such Party or Affiliate.  In such case, each other Party shall have a perpetual, royalty-free, irrevocable license to practice such inventions, discoveries, or improvements, but only in connection with the Joint Operations.

(D)
Subject to Article 4.6(B), all costs and expenses of defending, settling or otherwise handling any claim which is based on the actual or alleged infringement of any intellectual property right shall be for the account of the operation from which the claim arose, whether Joint Operations or Exclusive Operations.

15.4	Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.2, and any disputes in relation thereto shall be resolved in accordance with Article 18.2.

15.5	Trades

Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded.  Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE 16.

FORCE MAJEURE

16.1	Obligations

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments.  Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party.

16.2	Definition of Force Majeure

For the purposes of this Agreement, “Force Majeure” means any cause beyond the reasonable control of a Party, and which such Party by the exercise of all reasonable endeavors is unable to prevent, avoid or remove whether similar to the causes specified herein or not, including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) Acts of God, strikes, lockouts, acts of the public enemy, Laws / Regulations, wars or warlike action (whether actual or impending) restraints of government (civil or military), acts of terrorism or sabotage, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tropical storms and hurricanes, civil disturbances, tidal waves, explosions, confiscation or seizure by any government or other public authority, and any other causes, whether of the kind herein enumerated or otherwise, that are not reasonably within the control of the party claiming a suspension and that could not have been overcome by the exercise of ordinary diligence; provided that a lack of funds shall not constitute “Force Majeure.”

ARTICLE 17.

NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties, including email only if written confirmation of complete transmission of the email message to the intended recipient can be verified.  Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses (other than as stated herein) and telephone numbers for the Parties are listed below as a matter of convenience only.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Article 17 shall mean actual delivery of the notice to the address of the

Party specified hereunder or to be thereafter notified in accordance with this Article 17.  Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

Name of Party	Copies Provided To (which copies shall not constitute notice)
For Adira:

➢ Adira Energy Israel, Ltd. or Adira Energy Israel Services Ltd (as applicable)
Ilan Diamond
Amot Investments Tower, 2 Weitzman St,
P.O. Box 33123. Tel-Aviv 64239, Israel
Email:  ilan@adiraenergy.com

➢ Adira Energy Ltd.
Colin Kinley
7400 West 132 Street
Suite 160
Overland Park, KS  66213
Email:  CKinley@adiraenergy.com

➢ Husch Blackwell LLP
Robert Attai
1700 Lincoln Street, Suite 4700
Denver, Colorado  80202 USA
Email:  robert.attai@huschblackwell.com
Telephone:  +1 303.749.7213
Facsimile:  +1 303.749.7272

➢ Alan Friedman
120 Adelaide St. W., Richmond Adelaide Centre, M5H, 1T1 Canada
Telephone: +1 416.250-6500 Ext. 1955
Facsimile: +1 416.361.6455

For Geoglobal Resources Inc.: ➢ GeoGlobal Resources Inc. Suite 200, 625 – 4th Avenue S.W. ➢ Calgary, AB T2P 0K2 Telephone: (403) 777-9250 Fax: (403) 777-9199 Email: paul.miller@geoglobal.com

➢ Shea Nerland Calnan LLP
2800, 715 – 5th Avenue SW
Calgary, Alberta
T2P 2X6
Telephone: 403-299-9629
Facsimile: 403-299-9601
Email: dmylrea@snclaw.com

➢ [Company/ Name] [TBD]
[Address]:
[Telephone]:
[Fax]:
[Email]:

For Pinetree: ➢ [Company/ Name] [Address]: [Telephone]: [Fax]: [Email]:	➢ [Company/ Name] [Address]: [Telephone]: [Fax]: [Email]: ➢ [Company/ Name] [Address]: [Telephone]: [Fax]: [Email]:
For Brownstone: ➢ [Company/ Name] [Address]: [Telephone]: [Fax]: [Email]:	➢ [Company/ Name] [Address]: [Telephone]: [Fax]: [Email]: ➢ [Company/ Name] [Address]: [Telephone]: [Fax]: [Email]:

ARTICLE 18.

APPLICABLE LAW - DISPUTE RESOLUTION

18.1	Applicable Law

This Agreement shall be governed by, construed, interpreted and applied in accordance with Israeli law, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

18.2	Dispute Resolution

(A)
Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement, including without limitation any dispute as to the construction validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any Party may submit such a dispute, controversy or claim to arbitration.  The dispute resolution will be in accordance with the Commercial Rules of the London Court of International Arbitration (LCIA), as amended from time to time.

(B)
The arbitration will be conducted by one arbitrator mutually agreed upon by the Parties. If the Parties are not able to agree, at any time either Party will select one arbitrator and demand that the other Party select one arbitrator.  Those two selected arbitrators will then select a third arbitrator, who will conduct the arbitration by him- or herself.  The third arbitrator will only have the power to select one of the positions, without modification, proffered by the disputing Parties.  The arbitrator will have at least Fifteen (15) years of experience in the international (non U.S.) oil and natural gas industry, and have had no material social or business dealings with any of the Parties during the Ten (10) years prior to the dispute.  If the two arbitrators selected by the Parties are not able to select the third arbitrator within Ten (10) Days of their appointment, then the LCIA will select the third arbitrator.

(C)
The Parties will pay their chosen arbitrator and split equally the cost of the third arbitrator; however the arbitrator may, in its discretion, award costs and/or attorneys’ fees to the Party deemed to be the prevailing party.

(D)
The place of arbitration will be Toronto, Canada, and the proceedings will be in the English language.  The laws of Israel will be applied in any arbitration proceedings, without regard to principles of conflict of laws.

(E)	A dispute will be deemed to have arisen when either Party notifies the other Party in writing to that effect.

(F)
The resulting arbitral award will be final, non-appealable and binding, and judgment upon such award may be entered in any court having jurisdiction.  Any monetary award issued by the arbitrator will be payable in United States Dollars.  The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the Agreed Interest Rate; and

(G)	It is expressly agreed that the arbitrator will have no authority to award special, indirect, consequential, exemplary or punitive damages.

(H)
The Parties acknowledge that remedies at law may be inadequate to protect against breach of this Agreement.  The third arbitrator may therefore award both monetary and equitable relief, including injunctive relief and specific performance.

(I)
A Party may apply to any competent judicial authority for interim or conservatory relief.  The application for such measure or for the enforcement of such measures ordered by the arbitrator will not be deemed an infringement or waiver of the agreement to arbitrate and will not affect the powers of the arbitrator.

(J)
The Parties acknowledge that remedies at law may be inadequate to protect against breach of this Agreement.  The third arbitrator may therefore award both monetary and equitable relief, including injunctive relief and specific performance.

(K)
A Party may apply to any competent judicial authority for interim or conservatory relief.  The application for such measure or for the enforcement of such measures ordered by the arbitrator will not be deemed an infringement or waiver of the agreement to arbitrate and will not affect the powers of the arbitrator.

ARTICLE 19.

GENERAL PROVISIONS

19.1	Conduct of the Parties

(A)
Each Party warrants that it and its Affiliates have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of Israel; (ii) the laws of the country of incorporation or formation of such Party or such Party’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries.  Each Party shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such first Party of such warranty.  Such indemnity obligation shall survive termination or expiration of this Agreement.  Each Party shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; and (ii) furnish applicable documentary support for such response upon request from such other Party.

(B)
Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it.  Each Party must rely on the other Parties’ system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding the Joint Operations undertaken under this Agreement.  No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

19.2	Conflicts of Interest

Except as otherwise provided in this Agreement or conduct by the Operator that is in accordance with the preference laws or published policies of the Government:

(A)
Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(B)
Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

19.3	Public Announcements

(A)
Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that no public announcement or statement shall be issued or made unless, prior to its release, all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) Parties holding fifty percent (50%) or more of the Participating Interests not held by Operator or its Affiliates has been obtained.  Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

(B)
If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless, prior to the release of the public announcement or statement, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties holding fifty percent (50%) or more of the Participating Interests not held by such announcing Party or its Affiliates; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 15.2.

19.4	Successors and Assigns

Subject to the limitations on Transfer contained in Article 12, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

19.5	Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character.  Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

19.6	No Third Party Beneficiaries

Except as provided under Article 4.6(B), the interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract.

19.7	Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

19.8	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

19.9	Modifications

Except as is provided in Articles 11.2(B) and 20.8, there shall be no modification of this Agreement or the Contract except by written consent of all Parties.

19.10	Interpretation

(A)
Headings.  The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(B)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(C)	Gender. Reference to any gender includes a reference to all other genders.

(D)	Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.

(E)
Include.  “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

19.11	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.  For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

19.12	Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

***the remainder of this page intentionally left blank**

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative’s signature.

GeoGlobal Resources (India) Inc.

By:       /s/ GeoGlobal Resources (India) Inc.
Name
Title:
Date:

Adira Geo Global Ltd.

By:       /s/ Adira Geo Global Ltd.
(Print or type name)
Title:
Date:

Adira Oil Technologies Ltd.

By:       /s/ Adira Oil Technologies Ltd.
(Print or type name)
Title:
Date:

Brownstone Venture Inc.

By:       /s/ Brownstone Venture Inc.
(Print or type name)
Title:
Date:

Pinetree Capital Ltd.

By:       /s/ Pinetree Capital Ltd.
(Print or type name)
Title:
Date:

EXHIBIT “A”

ACCOUNTING PROCEDURE – SAMUEL

ARTICLE 1.

GENERAL PROVISIONS

1.1	Purpose.

(A)	The purpose of this Accounting Procedure is to establish methods for determining charges and credits applicable to operations under the Agreement.

(B)
The Parties agree, however, that if the methods prove unfair or inequitable to Operator or Non-Operators, the Parties shall meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.2	Conflict with Agreement.

In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of the Agreement shall prevail.

1.3	Definitions.

The definitions contained in the Agreement to which this Accounting Procedure is attached shall apply to this Accounting Procedure and have the same meanings when used herein.  Certain terms used herein are defined as follows:

“Accrual basis” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the right to the benefit arises, regardless of when invoiced, paid, or received.

“Cash basis” means that basis of accounting under which only costs actually paid and revenue actually received are included for any period.

“Country of Operations” means Israel.

“Material” means machinery, equipment and supplies acquired and held for use in Joint Operations.

“Section” means a section of this Accounting Procedure.

1.4	Joint Account Records and Currency Exchange.

(A)
Operator shall at all times maintain and keep true and correct records of the production and disposition of all liquid and gaseous Hydrocarbons, and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties hereto in connection with their rights and obligations under the Agreement and to enable Parties to comply with their respective applicable income tax and other laws.

(B)
Operator shall maintain accounting records pertaining to Joint Operations in accordance with generally accepted accounting practices used in the international petroleum industry and any applicable statutory obligations of the Country of Operations as well as the provisions of the Contract and the Agreement.

(C)
The Joint Account shall be maintained by Operator in the English language and in United States of America (“U.S.”) and Israeli currency and in such other language and currency as may be required by the laws of the Country of Operations or the Contract.  Conversions of currency shall be recorded at the rate actually experienced in that conversion.  Currency translations are used to express the amount of expenditures and receipts for which a currency conversion has not actually occurred. Currency translations for expenditures and receipts shall be recorded in accordance with Operator’s normal practice.  A statement describing the practice will be provided to the Non-Operators upon request.

(D)
Any currency exchange gains or losses shall be credited or charged to the Joint Account, except as otherwise specified in this Accounting Procedure.  Any such exchange gains or losses shall be separately identified as such.

(E)
This Accounting Procedure shall apply, mutatis mutandis, to Exclusive Operations in the same manner that it applies to Joint Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be separately maintained.  For the purpose of determining and calculating the remuneration of the Consenting Parties, the costs and expenditures shall be expressed in U.S. currency and Israeli currency (irrespective of the currency in which the expenditure was incurred).

(F)	The Accrual basis for accounting shall be used in preparing accounts concerning the Joint Operations. If a Cash basis for accounting is used, Operator shall show accruals as memorandum items.

1.5	Statements and Billings.

(A)
Unless otherwise agreed by the Parties, Operator shall submit monthly to each Party, on or before the 21st Day of each month, statements of the costs and expenditures incurred during the prior month, indicating by appropriate classification the nature thereof, the corresponding budget category, and the portion of such costs charged to each of the Parties.

These statements, as a minimum, shall contain the following information:

advances of funds setting forth the currencies received from each Party,

the share of each Party in total expenditures,

the accrued expenditures,

the current account balance of each Party,

summary of costs, credits, and expenditures on a current month, year-to-date, and inception-to-date basis or other periodic basis, as agreed by Parties (such expenditures shall be grouped by the categories and line items designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement so as to facilitate comparison of actual expenditures against that Work Program and Budget), and details of unusual charges and credits in excess of U.S. $50,000.

(B)
Operator shall provide the Parties with annual financial statements (prepared in accordance with International Financial Reporting Standards or "IFRS") within sixty (60) Days after the end of each Calendar Year, audited by a recognized independent public accounting firm in Israel; and with unaudited, quarterly financial statements (prepared in accordance with IFRS, but without footnote disclosure) within thirty (30) days after the end of each Calendar Quarter reviewed by a recognized independent public accounting firm in Israel.  The abovementioned accounting firm shall provide the Non-Operators’ auditors all documents, including comfort letter, questionnaires, etc. in accordance with accepted auditing standards.  The cost of providing the financial statements shall be charged to the Joint Account. Any costs incurred by the abovementioned accounting firm to prepare a  reconciliation to Generally Accepted Accounting Standards shall be charged to the Non-Operators who request such reconciliation.

(C)
Unless otherwise agreed by the Parties, Operator shall submit to each Party, on or before the 30th day after the end of each Calendar Quarter, statements of changes in Advances, expenditures and credits, made, incurred or due to each Party from the Joint Operations, including

(a)	Advances received from each Party during such Calendar Quarter and cumulatively from the beginning of the Calendar Year;

(b)	The share of each Party in total expenditures incurred during such Calendar Quarter and cumulatively from the beginning of the Calendar Year;

(c)	The current account balance of each Party as at the end of such Calendar Quarter; and

(d)
A summary of costs, credits, investments and expenditures incurred during such Calendar Quarter and cumulatively from the beginning of the Calendar Year and from inception, or such other periodic basis as agreed by Parties (such expenditures shall be sorted into items that in accordance to IFRS are to be capitalized and items that are included in the profits and losses.

(D)	Operator shall, upon request, furnish a description of the accounting classifications used by it.

(E)	Amounts included in the statements and billings shall be expressed in U.S. Dollars and Shekles and reconciled to the currencies advanced.

(F)
Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of the Country of Operations and of all other countries to which it may be subject.  Operator, to the extent that the information is reasonably available from the Joint Account records, shall endeavor to provide Non-Operators within thirty (30) Days from the end of each Calendar Quarter (and within sixty (60) Days from the end of each Calendar Year) with the necessary information to facilitate the discharge of such responsibility.

1.6	Payments and Advances.

(A)
Upon approval of any Work Program and Budget, if Operator so requests, each Non-Operator shall advance its share of estimated cash requirements for the succeeding 90 Days' operations, or on such accelerated schedule or for such longer period as the Operator dictates based on Operator's obligation and need to diligently pursue operations and make timely payment to any third party servicing the Operation (including Operator’s costs).

(1)
For informational purposes the cash call shall contain an estimate of the funds required for the succeeding 90 Days’ operations, or on such accelerated schedule or for such longer period as the Operator dictates based on Operator’s obligation and need to diligently pursue operations and make timely payment to any third party servicing the Operation (including Operator’s costs).

(2)
The intent of the Parties is that the Operator will at all times have on hand cash in an amount equal to Operator’s estimated cash flow needs for 90 Days’ worth of general and administrative, based on a good faith estimate that shall be updated monthly and reported to the Parties pursuant to Section 1.5.1; and for project work in the Contract Area (including any Joint Operation or Exclusive Operation), the intent of the Parties is that the Operator will have no obligation to commence work or incur any material expenditure unless and until the expenses of completing such work (including third party costs and expenses according to service contracts required to be entered into in connection with such work) have been funded in full by each Party participating in such operation.

(B)
Each such cash call, detailed by the categories designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement, shall be made in writing and delivered to all Non-Operators not less than 15 Days before the payment due date.  The due date for payment of such advances shall be set by Operator but shall be no sooner than the first Business Day of the month for which the advances are required.  All advances shall be made without bank charges.  Any charges related to receipt of advances from a Non-Operator shall be borne by that Non-Operator.

(C)
Each Non-Operator shall wire transfer its share of the full amount of each such cash call to Operator on or before the due date, in the currencies requested or any other currencies acceptable to Operator and at a bank designated by Operator.  If currency provided by a Non-Operator is other than the requested currency, then the entire cost of converting to the requested currency shall be charged to that Non-Operator.

(D)
Notwithstanding the provisions of Section 1.6.2, should Operator be required to pay any sums of money for the Joint Operations which were unforeseen at the time of providing the Non-Operators with said estimates of its requirements, Operator may make a written request of the Non-Operators for special advances covering the Non-Operators’ share of such payments.  Each such Non-Operator shall make its proportional special advances within 10 Days after receipt of such notice.

(E)
If a Non-Operator’s advances exceed its share of cash expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly.  However, if the amount of such excess advance is greater than the cash requirements for such Non-Operator, the Non-Operator may request a refund of the difference, which refund shall be made by Operator within 10 Days after receipt of the Non-Operator’s request.

(F)
If, under the provisions of the Agreement, Operator is required to segregate funds received from the Parties, any interest received on such funds shall be applied against the next succeeding cash call or, if directed by the Operating Committee, distributed quarterly.  The interest thus received shall be allocated to the Parties on an equitable basis taking into consideration date of funding by each Party to the accounts in proportion to the total funding into the account.  A monthly statement summarizing receipts, disbursements, transfers to each joint bank account and beginning and ending balances thereof shall be provided by Operator to the Parties.

(G)
Any interest received by Operator from interest-bearing accounts containing commingled funds received from the Parties shall be credited to the Parties in accordance with the allocation procedure as set forth above.

(H)
If Operator does not request Non-Operators to advance their share of estimated cash requirements, each Non-Operator shall pay its share of cash expenditures within 10 Days following receipt of Operator’s billing.

(I)
Payments of advances or billings shall be made on or before the due date. In accordance with Article 8 of the Agreement, if these payments are not received by the due date the unpaid balance shall bear and accrue interest from the due date until the payment is received by Operator at the Agreed Interest Rate.  For the purpose of determining the unpaid balance and interest owed, Operator shall translate to U.S. currency all amounts owed in other currencies using the currency exchange rate, determined in accordance with Section 1.4.3, at the close of the last Business Day prior to the due date for the unpaid balance.

(J)
Subject to governmental regulation, Operator shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the extent that such currencies are then required for operations.  The cost of any such conversion shall be charged to the Joint Account.

(K)	Operator shall endeavor to maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.

(L)
If under the Agreement, Operator is required to segregate funds received from or for the Joint Account, the provisions under Section 1.6 for payments and advances by Non-Operators shall apply also to Operator.  Operator may at all times maintain a balance of $50,000 in U.S. currency equivalent value in a bank account in Israel to secure payment of credit card obligations incurred in the ordinary course of operations.

1.7	Adjustments.

Payments of any advances or billings shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any Calendar Year shall conclusively be presumed to be true and correct after 90 Days absent manifest error and unless within the said 90 Day period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment, subject to the rights of each Party under Section 1.8 below.  Failure on the part of a Non-Operator to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making claims for adjustment thereon.  The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Material as provided for in Section 6.  Operator shall be allowed to make adjustments to the Joint Account after such 90 Day period if these adjustments result from audit exceptions outside of this Accounting Procedure, third party claims, or Government or Government Oil & Gas Company requirements.  Any such adjustments shall be subject to audit within the time period specified in Section 1.8.1.

1.8	Audits.

(A)
A Non-Operator, upon at least 60 Days advance notice in writing to Operator and all other Non-Operators, shall have the right to audit the Joint Accounts and records of Operator relating to the accounting hereunder for any Calendar Year within the 24 month period following the end of such Calendar Year except as otherwise provided in Section 3.1. Non-Operators shall have reasonable access to Operator’s personnel and to the facilities, warehouses, and offices directly serving Joint Operations. The cost of each such audit shall be borne by Non-Operators participating in the audit.  Where there are two or more Non-Operators, the Non-Operators shall make a reasonable effort to conduct joint or simultaneous audits in a manner that will result in a minimum of inconvenience to the Operator.  Non-Operators must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within said 24 month period.  Non-Operators may request information from the Operator prior to the commencement of the audit. Operator will provide the information in electronic format or hard copy documents, if electronic format is not available.  Operator will provide the information requested within 30 Days before commencement of the audit but in no event sooner than 30 Days after the written request.  The information requested shall be limited to that normally used for pre-audit work such as trial balance, general ledger, and sub-ledger data.  A Non Operator must use an independent public accounting firm that is generally recognized in Israel, and only 1 audit may be conducted by the Non Operators (whether acting alone or in concert) every 12 months.

(B)
Operator shall endeavor to produce information from its Affiliates reasonably necessary to support charges from those Affiliates to the Joint Account other than those charges referred to in Section 3.1.

(C)
Except for charges under Section 2.7.1, the following provisions apply to all charges from Operator for its Affiliates. The internal records of an Operator’s Affiliate providing services to the Joint Operations may not be audited by the Non-Operator.  However, in addition to the information provided by the Operator under Section 1.8.2, and upon request by a Non-Operator within 24 months following the end of the same Calendar Year as provided in Section 1.8.1 above Operator will cause its Affiliate to provide Non-Operator an annual report (internally prepared).  The report will attest that charges billed from such Affiliate to the Joint Account represent a complete and accurate allocation of its costs to the Joint Operations.  The report will be furnished by the Operator within 12 months of the request from the Non-Operator.  The cost of providing the annual report shall be borne by the Non-Operator who requested the report.

(D)
The Operator may audit the records of an Affiliate of another Party relating to that Affiliate’s charges under Section 2.7.1.  The provisions of Section 1.8.3 shall apply mutatis mutandis to such audits unless otherwise agreed by the Parties. Should such charges be rejected under the provisions of 1.8.3, such charges shall be charged back to the Party whose Affiliate provided the service. Any Party may audit the records of a Non-Operator or its Affiliate relating to charges under Section 2.7.3.  The provisions of Section 1.8.3 shall apply mutatis mutandis to such audit, unless otherwise agreed by the Parties.  Should such charges be rejected under the provisions of 1.8.3, such charges shall be charged back to the Party whose Affiliate provided the service.

(E)
Any information obtained by a Party under the provisions of Section 1.8 which does not relate directly to the Joint Operations shall be kept confidential and shall not be disclosed to any party, except as would otherwise be permitted by Article 15.2(A)(3) and (10) of the Agreement.

(F)
In the event that the Operator is required by law or the Contract to employ a public accounting firm to audit the Joint Account and records of Operator relating to the accounting hereunder, or if the Operator elects to conduct an audit in its sole discretion, then the cost thereof shall be a charge against the Joint Account, and a copy of the audit shall be furnished to each Party.  If the Operator conducts an audit, then notwithstanding any other provision of the Agreement or these Accounting Procedures, no Non Operator will have the right to conduct an audit covering any time period addressed by the Operator’s audit.

(G)
At the conclusion of each audit, the Parties shall endeavor to settle outstanding matters expeditiously.  To this end the Parties conducting the audit will make a reasonable effort to prepare and distribute a written report to the Operator and all the Parties who participated in the audit as soon as possible and in any event within 90 Days after the conclusion of each audit.  The report shall include all claims, with supporting documentation, arising from such audit together with comments pertinent to the operation of the accounts and records.  Operator shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than 90 Days after receipt of the report.  Should the Non-Operators consider that the report or reply requires further investigation of any item therein, the Non-Operators shall have the right to conduct further investigation in relation to such matter notwithstanding the provisions of Sections 1.7 and 1.8.1 that the period of 24 months may have expired.  However, conducting such further investigation shall not extend the 24 month period for taking written exception to and making a claim upon the Operator for all discrepancies disclosed by said audit. Such further investigations shall be commenced within 30 Days and be concluded within 60 Days after the receipt of such report or reply, as the case may be.

(H)
All adjustments resulting from an audit agreed between the Operator and the Non-Operator conducting the audit shall be reflected promptly in the Joint Account by the Operator and reported to the Non-Operator(s).  If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Operating Committee, and, unless otherwise agreed by the parties to the dispute, resolved in accordance with the provisions of Article 18 of the Agreement, if the dispute involves an amount in excess of $2,000,000.  If all the parties to the dispute so agree, the adjustment(s) may be referred to an independent expert agreed to by the parties to the dispute e.g. an independent accounting firm.  At the election of the parties to the dispute, the decision of the expert will be binding upon such parties.  Unless otherwise agreed, the cost of such expert will be shared equally by all parties to the dispute.

(I)
The provisions of this Section 1.8 apply to audits conducted under Article 4.12(C) of the Agreement except that the 60 Day advance notice and the advance information provisions of Section 1.8.1 shall not apply.

1.9	Allocations.

If it becomes necessary to allocate any costs or expenditures to or between Joint Operations and any other operations, such allocation shall be made on an equitable basis.  For informational purposes only, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures and its rates for personnel and other charges, along with each proposed Work Program and Budget. Such allocation basis shall be subject to audit under Section 1.8.

ARTICLE 2.

CHARGES

Operator shall charge the Joint Account for all costs and expenditures incurred by Operator and its Affiliates for the conduct of Joint Operations within the limits of approved Work Programs and Budgets or as otherwise specified in the Agreement.

The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties hereto in connection with the rights and obligations under the Agreement and for purposes of complying with the tax laws of the Country of Operations and of such other countries to which any of the Parties may be subject.

Chargeable costs and expenditures may include:

2.1	Licenses, Permits, Etc.

All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licenses, permits, contractual and/or surface rights acquired for Joint Operations and bonuses paid in accordance with the Contract when paid by Operator in accordance with the provisions of the Agreement.

2.2	Salaries, Wages and Related Costs.

Salaries, wages and related costs include everything constituting the employees’ total compensation, as well as the cost to Operator of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as the costs to Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement, severance payments required by the laws or regulations of the Country of Operations. Approval of the Operating Committee shall be required to charge the Joint Account with any severance payments in excess of those provided by the laws or regulations of the Country of Operations, and other benefit plans of a like nature applicable to labor costs of Operator.

All costs associated with organizational restructuring (e.g., separation benefits, relocation costs, asset disposition costs) of Operator or its Affiliates, other than those costs which are directly related to employees of Operator who are directly engaged in Joint Operations, will require the approval of the Parties to be chargeable to the Joint Account.

Any costs associated with Country of Operations benefit plans may be charged at a percentage rate to reflect payments or accruals made by Operator applicable to such employees.  Such accruals for Country of Operations benefit plans shall not be paid by Non Operators, unless otherwise approved by the Operating Committee, until the same are due and payable to the employee, upon withdrawal of a Party pursuant to the Agreement, or upon termination of the Agreement, whichever occurs first.

Expenditures or contributions made pursuant to assessments imposed by governmental authority for payments with respect to or on account of employees described in Section 2.2.1 and Section 2.2.2 shall be chargeable to the Joint Account.

(A)
Costs for salaries, wages and related costs of employees of Operator and its Affiliates temporarily or permanently assigned in or outside the Country of Operations may be charged to the Joint Account based upon Operator’s good faith determination (which may be an estimate) of the reasonably anticipated cost for comparably experienced talent specialized in the requirements of the Operator, in this Area of Operations.  It is acknowledged by all parties that the Operator’s cost may be less than the fee charged; however, the rate charged to the Operations will be commensurate with equitable and comparable specialists within the industry as defined by Operator’s sole judgment.

(B)
Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Joint Account under Sections 2.2.1 and 2.2.2 and for which expenses the employees are reimbursed under the usual practice of Operator shall be chargeable to the Joint Account.

(C)	If employees are engaged in other activities in addition to the Joint Operations, the cost of such employees shall be allocated on an equitable basis.

2.3	Employee Relocation Costs.

(A)
Except as provided in Section 2.3.3, Operator’s cost of employees’ relocation to or from an assignment with the Joint Operations, whether within or outside the Country of Operations and whether permanently or temporarily assigned to the Joint Operations, shall be chargeable to the Joint Account. If such employee works on other activities in addition to Joint Operations, such relocation costs shall be allocated on an equitable basis.

(B)
Such relocation costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses, and all other related costs in accordance with Operator’s usual practice.

(C)
Relocation costs to an assignment that is not with the Joint Operations shall not be chargeable to the Joint Account unless the place of the new assignment is the point of origin of the employee or unless otherwise agreed by the Operating Committee.

2.4	Offices, Camps, Hotels, and Miscellaneous Facilities.

Cost of maintaining any offices, sub offices, camps, warehouses, housing, and other facilities of the Operator and/or Affiliates directly serving the Joint Operations, including hotels and per diem costs for meals and other expenses for employees and contractors.  If such facilities serve operations in addition to the Joint Operations, the costs shall be allocated to the properties served on an equitable basis.

2.5	Material.

Cost, net of discounts taken by Operator, of Material purchased or furnished by Operator.  Such costs shall include, but are not limited to, export brokers’ fees, transportation charges, loading, unloading fees, export and import duties and license fees associated with the procurement of Material and in-transit losses, if any, not covered by insurance.  So far as it is reasonably practical and consistent with efficient and economical operation, only such Material shall be purchased for, and the cost thereof charged to, the Joint Account as may be required for immediate use.

2.6	Exclusively Owned Equipment and Facilities of Operator and Affiliates.

Charges for exclusively owned equipment, facilities, and utilities of Operator or any of its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties then prevailing for like equipment, facilities, and utilities for use in the area where the same are used hereunder.  On request, Operator shall furnish Non-Operators a list of rates and the basis of application.  Such rates shall be revised from time to time if found to be either excessive or insufficient, but not more than once every six months.

Exclusively owned drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost less depreciation plus transportation costs to deliver like equipment to the location where used.

2.7	Services.

(A)
The charges for services provided by third parties, shall be chargeable to the Joint Account.  Such charges for services by the Affiliates of the respective Parties shall not exceed those currently prevailing if performed by non-affiliated third parties, considering quality and availability of services, as determined by Operator in its reasonable discretion.

(B)
The cost of services performed by Operator’s Affiliates technical and professional staffs shall be chargeable to the Joint Account in a manner consistent with Section 2.2.1. The individual rates shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, and employee benefits.  Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, hotels, per diem, utilities, support staff, drafting, software, computer facilities, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses.  Examples of such services include the following:

Geologic Studies and Interpretation
Seismic Data Processing
Well Log Analysis, Correlation and Interpretation
Laboratory Services
Ecological and Environmental Engineering
Decommissioning (Abandonment) and Reclamation
Well Site Geology
Project Management and Engineering
Source Rock Analysis
Petrophysical Analysis
Geochemical Analysis
Drilling Supervision
Development Evaluation
Project Accounting and Professional Services
Other Data Processing

Costs incurred as payment for access to, and use of, technical data, intellectual property and know-how of the Operator’s group of Affiliates.  Such costs shall be included in annual Work Program and Budgets as a separate line item.

(C)
The cost of services performed by the technical and professional staffs (or otherwise) of the Non-Operators and the Affiliates of the respective Non-Operators (which services require the prior consent of the Operator in each instance), shall be chargeable to the Joint Account on terms approved in the sole discretion of the Operator in each instance. If the provision of such services is approved by the Operator, then the individual rates shall only include salaries and wages of such technical and professional personnel.

(D)
A Non-Operator shall bill Operator for direct costs of services charged under the provisions of Section 2.7.3 on or before the last Day of each month for charges for the preceding month, to which charges Non-Operator shall not add an administrative overhead rate.  Within 30 Days after receipt of a bill for such charges, Operator shall pay the amount due thereon; provided that each Party has advanced its pro rata share of such billed charges.

2.8	Insurance.

Premiums paid for insurance required by law, the Contract or the Agreement to be carried for the benefit of the Joint Operations.

2.9	Damages and Losses to Property.

(A)
All costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause shall be chargeable to the Joint Account.  Operator shall furnish Non-Operators written notice of damages or losses incurred in excess of U.S. $50,000 as soon as practical after report of the same has been received by Operator.  All losses in excess of U.S. $50,000 shall be listed separately in the monthly statement of costs and expenditures.

(B)
Credits for settlements received from insurance carried for the benefit of Joint Operations and from others for losses or damages to Joint Property or Materials shall be chargeable to the Joint Account.  Each Party shall be credited with its Participating Interest share thereof except where such receipts are derived from insurance purchased by Operator for less than all Parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward the insurance coverage.

(C)	Expenditures incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the account of Joint Operations shall be chargeable to the Joint Account.

2.10	Litigation, Contracts, Dispute Resolution and Associated Legal Expenses.

Legal services necessary or expedient for the management and protection of the Joint Operations, and all costs and expenses of agreement drafting and negotiation, litigation, arbitration or other alternative dispute resolution procedure, including reasonable attorneys’ fees and expenses, together with all judgments obtained against the Parties or any of them arising from the Joint Operations.

2.11	Taxes and Duties.

All taxes, duties, assessments and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Joint Operations, other than any that are measured by or based upon the revenues, income and net worth of a Party.

If Operator or an Affiliate is subject to income or withholding tax as a result of services performed at cost for the operations under the Agreement, its charges for such services may be increased (grossed up) by the amount of such taxes incurred.

2.12	Ecological and Environmental.

Costs incurred on the Joint Property as a result of statutory regulations for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys as may be required by any regulatory authority.  Also, costs to provide or have available pollution containment and removal equipment plus costs of actual control, clean up and remediation resulting from responsibilities associated with Hydrocarbon contamination as required by all applicable laws and regulations.

2.13	Decommissioning (Abandonment) and Reclamation.

Costs incurred for decommissioning (abandonment) and reclamation of the Joint Property, including costs required by governmental or other regulatory authority or by the Contract.

2.14	Other Expenditures.

Any other costs and expenditures incurred by Operator for the necessary and proper conduct of the Joint Operations in accordance with approved Work Programs and Budgets or as otherwise specified in the Agreement and not covered in Section 2.

ARTICLE 3.

ACQUISITION OF MATERIAL

3.1	Acquisitions.

Materials purchased for the Joint Account shall be charged at net cost paid by the Operator.  The price of Materials purchased shall include, but shall not be limited to export broker’s fees, insurance, transportation charges, loading and unloading fees, import duties, license fees, and demurrage (retention charges) associated with the procurement of Materials, and applicable taxes, less all discounts taken.

3.2	Materials Furnished by Operator.

Materials required for operations shall be purchased for direct charge to the Joint Account whenever practicable, except the Operator may furnish such Materials from its stock under the following conditions:

(A)	New Materials (Condition “A”).

New Materials transferred from the warehouse or other properties of Operator shall be priced at net cost determined in accordance with Section 4.1 as if Operator had purchased such new Material just prior to its transfer on terms that include delivery to the Contact Area in Israel.

Such net costs shall in no event exceed the then current market price.

(B)	Used Materials (Conditions “B” and “C”).

(1)
Material which is in sound and serviceable condition and suitable for use without repair or reconditioning shall be classed as Condition “B” and priced at 75% of such new purchase net cost at the time of transfer.

(2)
Materials not meeting the requirements of Section 4.2.2.1, but which can be made suitable for use after being repaired or reconditioned, shall be classed as Condition “C” and priced at 50% of such new purchase net cost at the time of transfer.  The cost of reconditioning shall also be charged to the Joint Account provided the Condition “C” price, plus cost of reconditioning, does not exceed the Condition “B” price; and provided that Material so classified meet the requirements for Condition “B” Material upon being repaired or reconditioned.

(3)	Material, which cannot be classified as Condition “B” or Condition “C”, shall be priced at a value commensurate with its use.

(4)
Tanks, derricks, buildings, and other items of Material involving erection costs, if transferred in knocked-down condition, shall be graded as to condition as provided in Section 4.2.2, and priced on the basis of knocked-down price of like new Material.

(5)
Material including drill pipe, casing and tubing, which is no longer useable for its original purpose but is useable for some other purpose, shall be graded as to condition as provided in Section 4.2.2.  Such Material shall be priced on the basis of the current price of items normally used for such other purpose if sold to third parties.

3.3	Premium Prices.

Whenever Material is not readily obtainable at prices specified in Sections 4.1 and 4.2 because of national emergencies, strikes or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Material at Operator’s actual cost incurred procuring such Material, in making it suitable for use, and moving it to the Contract Area, provided that notice in writing, including a detailed description of the Material required and the required delivery date, is furnished to Non-Operators of the proposed charge at least thirty (30) Days (or such shorter period as may be specified by Operator) before the Material is projected to be needed for operations and prior to billing Non-Operators for such Material the cost of which exceeds U.S. $500,000.  Each Non-Operator shall have the right, by so electing and notifying Operator within ten (10) Days (or such shorter period as may be specified by Operator) after receiving notice from Operator, to furnish in kind all or part of his share of such Material per the terms of the notice which is suitable for use and acceptable to Operator both as to quality and time of delivery.  Such acceptance by Operator shall not be unreasonably withheld.  If Material furnished is deemed unsuitable for use by Operator, all costs incurred in disposing of such Material or returning Material to owner shall be borne by the Non-Operator furnishing the same unless otherwise agreed by the Parties.  If a Non-Operator fails to properly submit an election notification within the designated period, Operator is not required to accept Material furnished in kind by that Non-Operator.  If Operator fails to submit proper notification prior to billing Non-Operators for such Material, Operator shall only charge the Joint Account on the basis of the price allowed during a “normal” pricing period in effect at time of movement.

3.4	Warranty of Material Furnished by Operator.

Operator does not warrant the condition or fitness for the purpose intended of the Material furnished. In case defective Material is furnished by Operator for the Joint Account, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

ARTICLE 4.

DISPOSAL OF MATERIALS

4.1	Disposal.

Operator shall be under no obligation to purchase the interest of Non-Operators in new or used surplus Materials.  Operator shall have the right to dispose of Materials but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Joint Account either individually or in the aggregate of U.S. $500,000 or more.  When Joint Operations are relieved of Material charged to the Joint Account, Operator shall advise each Non-Operator of the original cost of such Material to the Joint Account so that the Parties may eliminate such costs from their asset records.  Credits for Material sold by Operator shall be made to the Joint Account in the month in which payment is received for the Material.  Any Material sold or disposed of under this Section 5 shall be on an “as is, where is” basis without guarantees or warranties of any kind or nature.  Costs and expenditures incurred by Operator in the disposition of Materials shall be charged to the Joint Account.

4.2	Material Purchased by a Party or Affiliate.

Proceeds received from Material purchased from the Joint Property by a Party or an Affiliate thereof shall be credited by Operator to the Joint Account, with new Material valued in the same manner as new Material under Section 4.2.1 and used Material valued in the same manner as used Material under Section 4.2.2, unless otherwise agreed by the Operating Committee.

4.3	Division In Kind.

Division of Material in kind, if made between the Parties, shall be in proportion to their respective interests in such Material.  Each Party will thereupon be charged individually with the value (determined in accordance with the procedure set forth in Section 5.2) of the Material received or receivable by it, net of all applicable costs of transportation and handling.

4.4	Sales to Third Parties.

Proceeds received from Material purchased from the Joint Property by third parties shall be credited by Operator to the Joint Account at the net amount collected by Operator from the buyer.  If the sales price is more than 15% less than the value determined in accordance with the procedure set forth in Section 5.2, then approval by the Operating Committee shall be required prior to the sale.  Any claims by the buyer for defective materials or otherwise shall be charged back to the Joint Account if and when paid by Operator.

ARTICLE 5.

INVENTORIES

5.1	Periodic Inventories - Notice and Representation.

At reasonable intervals, but at least annually, inventories shall be taken by Operator of all Material held in warehouse stock on which detailed accounting records are normally maintained.  The expense of conducting periodic inventories shall be charged to the Joint Account.  Operator shall give Non-Operators written notice at least 60 Days in advance of its intention to take inventory, and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present.  The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator.  Operator shall in any event furnish each Non-Operator with a reconciliation of overages and shortages.  Inventory adjustments to the Joint Account shall be made for overages and shortages.  Any adjustment equivalent to U.S. $100,000 or more shall be brought to the attention of the Operating Committee.

5.2	Special Inventories.

Whenever there is a sale or change of a Participating Interest in the Agreement, a special inventory may be taken by the Operator provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof.  In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

Exhibit B
Contract Area

From location 173874/653751 along the shoreline toward south-west to location 158667/622000
From location 158667/622000 toward north-west to location 147358/624522
From location 147358/624522 toward north-east to location 149885/628153
From location 149885/628153 toward north-north-east to location 153474/637592
From location 153474/637592 toward south-east to location 159833/634744
From location 159833/634744 toward north-east to location 162631/641203
From location 162631/641203 toward north-west to location 159880/642935
From location 159880/642935 toward north to location 159758/653564
From location 159758/653564 toward south-east to location 160513/653323
From location 160513/653323 toward north-east to location 162218/658154
From location 162218/658154 toward south-east back to location 173874/653751 on shoreline
(Total area approximately 361,000 dunam (approximately 361.000 sq. km) The coordinates based on the new Israeli network)

Fax sent by : 025316147 NAT RESOURCES 09-08-10 06:26 Pg: 5/6

המשך תוספת ראשונה

# רשיון 388/ "שמואל"
## כ- 361,000 דונם

145000
150000
155000
160000
165000
170000
175000
660000
655000
650000
645000
640000
635000
630000
625000
620000
162218/658154
173874/653751
159758/653564
160513/653323
159880/642935
162631/641203
153474/637592
159833/634744
149885/628153
147358/624522
158667/622000
0 2 4 6 8 10 ק"מ
קנ"מ: 1 : 200,000

דר' יעקב מימרן
הממונה על עניני הנפט

ירושלים, כ"א באב התש"ע
1 באוגוסט 2010